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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-187172

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated April 23, 2013

Preliminary prospectus supplement
(To prospectus dated April 4, 2013)

4,750,000 shares

Common stock

This is a public offering of shares of common stock of The Spectranetics Corporation. We are offering 4,750,000 shares of common stock.

Our common stock is listed on the NASDAQ Global Select Market under the symbol "SPNC." The last reported sale price of our common stock on the NASDAQ on April 22, 2013 was $19.35 per share.

	Per share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to us, before expenses	$	$

We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to 712,500 additional shares of common stock at the public offering price less the underwriting discounts and commissions to cover over-allotments, if any.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE S-12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock on or about                           , 2013.

J.P. Morgan	Piper Jaffray
Canaccord Genuity	Stifel

April      , 2013

Prospectus supplement

Prospectus

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference therein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

The information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus, or incorporated by reference herein is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus and any dated free writing prospectus or of any sale of our common stock. It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and any dated free writing prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled "Where you can find more information" and "Documents incorporated by reference" in this prospectus supplement and in the accompanying prospectus.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus supplement, the accompanying prospectus, and the information incorporated herein and therein by reference, include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

 Forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may include forward-looking statements as defined by the SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as "anticipate," "will," "estimate," "expect," "project," "intend," "should," "plan," "believe," "hope," and other words and terms of similar meaning in connection with any discussion of, among other things, future operating or financial performance, strategic initiatives and business strategies, regulatory or competitive environments, our intellectual property and product development. You are cautioned not to place undue reliance on these forward-looking statements and to note that they speak only as of the date hereof. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation the Risk Factors set forth in this prospectus supplement and in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012, and in other reports that we file with the SEC from time to time, and the following:

•
We may be unable to compete successfully with larger companies in our highly competitive industry.

•
Our ability to increase our revenue is largely dependent on our ability to successfully penetrate our target markets and develop new products for those markets.

•
Our products may not achieve or maintain market acceptance.

•
If we do not achieve our projected development and commercialization goals, our business may be harmed.

•
We have a history of losses and may not be able to maintain profitability.

•
If we make acquisitions, we could encounter difficulties that harm our business.

•
Our stock price may continue to be volatile.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

Summary

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. The following information should be read together with the information contained in other parts of this prospectus supplement and in the accompanying prospectus and the information incorporated by reference herein and therein. Because this is a summary, it may not contain all the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein and therein, before making a decision about whether to invest in the common stock. To the extent the following information is inconsistent with the information in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If any statement in this prospectus supplement conflicts with any statement in a document that we have incorporated by reference, then you should consider only the statement in the more recent document. You should pay special attention to the "Risk Factors" section of this prospectus supplement and the documents incorporated by reference herein and in the accompanying prospectus to determine whether an investment in the common stock is appropriate for you.

The Spectranetics Corporation

We develop, manufacture, market and distribute single-use medical devices used in minimally invasive procedures within the cardiovascular system. Our products are used to access and treat arterial blockages in the legs and heart and to remove pacemaker and defibrillator cardiac leads. We believe that the diversified nature of our business allows us to respond to a wide range of physician and patient needs. During the year ended December 31, 2012, approximately 66% of our disposable product revenue was from products used in connection with our proprietary excimer laser system, the CVX-300®. Our single-use laser catheters contain up to 250 small diameter, flexible optical fibers that can access difficult to reach peripheral and coronary anatomy and produce evenly distributed laser energy at the tip of the catheter. Our excimer laser system is the only laser system approved in the United States, Europe, Japan and Canada for use in multiple minimally invasive cardiovascular procedures.

Our disposable devices include Vascular Intervention and Lead Management products. For the year ended December 31, 2012, our disposable products generated 87% of our revenue, of which Vascular Intervention accounted for 55% and Lead Management accounted for 45%. The remainder of our revenue is derived from sales and rental of our laser system and related services.

Our strategy

Our business strategy emphasizes:

•
organic growth through new product development;
•
new clinical indications for our existing products;
•
continued execution of our commercial and educational programs;
•
acquisitions that leverage our current customer base or extend our existing product lines or both; and
•
continued international expansion.

We seek to increase the market share of our Vascular Intervention products by:

•
adding to our product portfolio;

•
expanding into in-stent restenosis (ISR) with our current laser atherectomy devices, which may be used in combination with drug-coated balloons;

•
developing new products;

•
increasing awareness of peripheral artery disease (PAD);

•
driving adoption in office-based lab settings; and

•
the commercial launch of the recently acquired Quick-Access™ and Quick-Cross Capture™ devices, which occurred in February 2013.

We believe there is opportunity for continued growth in our Vascular Intervention products. Industry sources estimate that the endovascular market in the U.S. and Europe was approximately $1.7 billion in 2012 and is expected to grow at approximately 6% to 7% in the near term. There are approximately 800,000 peripheral procedures, of which 10% use atherectomy. We expect this growth may continue as endovascular products are developed that provide more effective treatment solutions at a lower cost. For example, we believe that traditional balloons and stents, although commonly used to treat PAD, may have limited long-term clinical benefit in the legs, and surgical bypass and amputation carry significant patient risk and cost. Industry sources estimate that historically approximately 50% of amputations performed to treat PAD may have been avoidable or performed without diagnostics; and approximately 50% of amputations result in mortality within two years post-procedure. Laser atherectomy has emerged as a viable treatment option for PAD, both as a stand-alone treatment and as an adjunctive treatment with other therapies, such as balloons and stents. The cost of an amputation procedure and follow up treatment can be over three times that of an endovascular intervention, and we estimate that reducing amputations by 25% could save $3 billion in treatment and follow-up costs in the U.S. alone.

We believe that there were approximately 150,000 procedures to treat ISR in the U.S. and EU in 2012, and looking forward we believe there is the potential for 250,000 annual ISR procedures worldwide. Early data from clinical studies suggest that treating ISR with laser atherectomy and drug eluting balloons decreases total lesion revascularization and increases patency when compared to treatment with drug eluting balloons alone. We recently expanded the PHOTOPAC study from 50 patients to 125 patients. The study is a randomized, multi-center registry comparing laser atherectomy plus drug-coated balloon to drug-coated balloon alone in patients with complex ISR. We believe that expanding the size of PHOTOPAC study will increase the clinical relevance and increases our confidence in a compelling outcome. We believe that on-going clinical studies will prove our clinical superiority over the current standard of care and that we will become the only atherectomy company to achieve an indication for ISR from the U.S. Food and Drug Administration, or FDA, in the foreseeable future. Discussions with the FDA are ongoing, and we cannot assure you when, if ever, we will obtain this indication.

We intend to continue to increase sales of our Lead Management products by:

•
building on the ongoing commercial launch of our new GlideLight™ product;

•
expanding our product portfolio to include mechanical lead extraction tools;

•
continuing to focus on training physicians and fellows through our simulation systems and other training programs; and

•
further penetrating the market to treat infected leads.

We believe that approximately 400,000 patients worldwide are indicated every year for a potential lead extraction due to infection, malfunction, system upgrade, venous occlusion and other less common reasons. We estimate that only approximately 38% of infected leads are currently being removed. We also believe that approximately 85% of the non-infected portion of these leads are presently capped and left in the body as a predominant mode of practice, based on physician perception of risk associated with removal and perception that abandoned leads are benign. We believe that removal of non-functional leads in many cases, especially in relatively younger patients, serves to avoid future complicating scenarios that may occur over the course of the patient's life with their implanted leads. Consistent with our view, the Heart Rhythm Society updated its recommendations for lead extraction in 2009 and expanded the list of indications for lead extraction to include several well-defined scenarios involving non-functional leads, functional leads and venous occlusion. In addition, the Heart Rhythm Society strengthened recommendations on extraction of infected leads. As a result of these and other developing indications, we believe there is a growing opportunity for lead extraction. We estimate that this market potential is approximately $700 million, with currently only approximately $80 million being addressed by lead removal. We believe that the overall market could grow to as high as $775 million by 2015, with the portion of the market addressable by removal growing at approximately 10% per year.

Internationally, we are focused on:

•
increasing our sales presence in our current top markets in Europe;

•
rapidly growing in Japan;

•
leveraging coverage from the National Institute for Health and Care Excellence, or NICE, for laser atherectomy in the United Kingdom; and

•
further unlocking our opportunity in the BRICK-J (Brazil, Russia, India, China, South Korea and Japan) countries, with the registration of our products already underway in China and India.

Spectranetics is a Delaware corporation formed in 1984. Our principal executive offices are located at 9965 Federal Drive, Colorado Springs, Colorado 80921. Our telephone number is (719) 633-8333. Our website is located at www.spnc.com. Information contained on our web site is not a part of this prospectus supplement.

Recent developments

First quarter financial results

On April 23, 2013, we announced our unaudited financial results for the quarter ended March 31, 2013.

We reported that revenue for the three months ended March 31, 2013 rose 13% on both an as reported and a constant currency basis, to $37.7 million, from $33.3 million for the three months ended March 31, 2012. Please refer to "—Reconciliation of non-GAAP financial measures" below for a discussion of our use of the constant currency financial measure. During the three months ended March 31, 2013, Vascular Intervention revenue increased 5% to $17.2 million; Lead Management revenue increased 22% to $15.1 million; and laser system, service and other revenue increased 20% to $5.4 million from the three months ended March 31, 2013, all on both an as reported and on a constant currency basis.

On a geographic basis, U.S. revenue was $30.8 million during the three months ended March 31, 2013, an increase of 11% from the three months ended March 31, 2012. International revenue totaled $6.9 million during the three months ended March 31, 2013, an increase of 26% on a constant currency basis from the three months ended March 31, 2012.

Net loss for the three months ended March 31, 2013 was $959,000, or a loss of $0.03 per diluted share, compared with net income of $12,000, or $0.00 per diluted share, for the three months ended March 31, 2012. Adjusted EBITDA, which excludes the newly-imposed medical device excise tax, amortization of acquired intangible assets and acquisition related contingent consideration expense, was $1.8 million for the three months ended March 31, 2013 compared with $2.5 million for the three months ended March 31, 2012. Please refer to "—Reconciliation of non-GAAP financial measures" below for a discussion of our use of Adjusted EBITDA. As of March 31, 2013, our cash and cash equivalents were $25.2 million.

We placed 39 lasers during the three months ended March 31, 2013, an increase of more than 50% from the three months ended March 31, 2012.

Reconciliation of non-GAAP financial measures

To supplement our condensed consolidated financial statements prepared in accordance with GAAP, we use certain non-GAAP financial measures in this prospectus supplement. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures for the respective periods can be found in the tables below. An explanation of the manner in which our management uses these non-GAAP measures to conduct and evaluate our business and the reasons why management believes that these non-GAAP measures provide useful information to investors is provided following the reconciliation tables.

Reconciliation of revenue by geography to non-GAAP revenue by geography on a constant currency basis
(000's, except percentages)
(unaudited)

	Three months ended
	March 31, 2013			March 31, 2012	Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported	Constant currency basis

United States	$30,791	$—	$30,791	$27,828	11%	11%
International	6,884	(18)	6,866	5,441	27%	26%

Total revenue	$37,675	$(18)	$37,657	$33,269	13%	13%

Reconciliation of revenue by product line to non-GAAP revenue by product line on a constant currency basis
(000's, except percentages)
(unaudited)

	Three months ended
	March 31, 2013			March 31, 2012	Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported	Constant currency basis

Vascular Intervention	$17,193	$(9)	$17,184	$16,411	5%	5%
Lead Management	15,079	(3)	15,076	12,368	22%	22%
Laser system, service and other	5,403	(6)	5,397	4,490	20%	20%

Total revenue	$37,675	$(18)	$37,657	$33,269	13%	13%

Reconciliation of Net Income (loss) to EBITDA and Adjusted EBITDA
(000's)
(unaudited)

	Three months ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013

Net income (loss), as reported	$12	$636	$905	$673	$(959)
Income tax expense (benefit)	4	213	242	275	(575)
Interest expense (income), net	(8)	2	(2)	—	4
Depreciation and amortization	2,469	2,458	2,420	2,507	2,454
Acquisition-related intangible asset amortization(1)	—	—	—	—	164

EBITDA	2,477	3,309	3,565	3,455	1,088
Acquisition-related costs(2)	—	—	—	311	—
Contingent consideration(1)	—	—	—	—	202
Medical device excise tax(3)	—	—	—	—	522

Adjusted EBITDA	$2,477	$3,309	$3,565	$3,766	$1,812

(1)    Contingent consideration expense represents the accretion of the estimated contingent consideration liability related to amounts payable to Upstream in 2014, 2015 and 2016 based on one-third of sales of the products acquired. Acquisition-related intangible asset amortization relates to intangible assets acquired.

(2)    In the fourth quarter of 2012, we incurred $0.3 million in legal and other costs related to our acquisition of certain product lines from Upstream Peripheral Technologies Ltd. Further information regarding this matter is included in our Form 8-K filed on January 7, 2013.

(3)    The medical device excise tax, which was included as part of the Patient Protection and Affordable Care Act and which took effect on January 1, 2013, represents 2.3% of a majority of our U.S. sales.

We use the non-GAAP financial measures as supplemental measures to analyze the underlying trends in our business, assess the performance of our core operations, establish operational goals and forecasts that are used in allocating resources and evaluate our performance period over period and in relation to our competitors' operating results.

The impact of foreign exchange rates is highly variable and difficult to predict. We use a constant currency basis to show the impact from foreign exchange rates on current period revenue compared to prior period revenue using the prior period's foreign exchange rates. In order to properly understand the underlying business trends and performance of our ongoing operations, we believe that investors may find it useful to consider the impact of excluding changes in foreign exchange rates from our revenue.

We believe that presenting the non-GAAP financial measures used in this prospectus supplement provides investors greater transparency to the information used by our management for financial and operational decision-making and allows investors to see our results "through the eyes" of management. We also believe that providing this information better enables our investors to understand our operating performance and evaluate the methodology used by management to evaluate and measure such performance.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. Some of the limitations associated with our use of these non-GAAP financial measures are provided below:

•
Our management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures we use.

•
Depreciation and amortization expense, while not requiring cash settlement, are ongoing and recurring expenses and have a material impact on GAAP net income and reflect economic costs to us that are not reflected in Adjusted EBITDA.

•
Items such as the contingent consideration expense, acquisition-related costs and the medical device excise tax that are excluded from Adjusted EBITDA can have a material impact on cash flows, GAAP net income and net income per share and reflect economic costs to us that are not reflected in Adjusted EBITDA.

•
Revenue growth rates stated on a constant currency basis, by their nature, exclude the impact of foreign exchange, which may have a material impact on GAAP revenue.

•
Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.

We provide detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. We encourage investors to review these reconciliations.

 The offering

Issuer	The Spectranetics Corporation
Common stock offered	4,750,000 shares
Option to purchase additional shares
We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to 712,500 additional shares of common stock at the public offering price less the underwriting discounts and commissions to cover over-allotments, if any.
Common stock to be outstanding after this offering	39,637,763 shares
Use of proceeds
We expect to use the net proceeds from the sale of our common stock for general corporate purposes, including working capital. We may use all or a portion of the net proceeds to acquire or invest in complementary businesses, technologies or assets. We currently have no present understandings, commitments or agreements to enter into any acquisitions or make any investments.
Risk factors
An investment in our common stock is subject to risks. See "Risk factors" and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should consider carefully before deciding to invest in our common stock.
NASDAQ trading symbol	SPNC

The shares of our common stock to be outstanding after this offering are based on 34,887,763 shares of our common stock outstanding as of December 31, 2012 and excludes:

•
3,263,830 shares issuable upon the exercise of stock options outstanding as of December 31, 2012 with a weighted average exercise price of $7.02 per share;

•
40,881 shares issuable upon the exercise of stock options granted from December 31, 2012 until March 31, 2013, with a weighted average exercise price of $17.17 per share;

•
126,350 shares issuable upon the settlement of outstanding restricted stock units as of December 31, 2012; and

•
1,861,268 shares reserved for issuance under our 2010 Employee Stock Purchase Plan and our 2006 Incentive Award Plan.

Unless otherwise noted, all information in this prospectus supplement assumes:

•
no exercise of the underwriters' option to purchase additional shares of our common stock;
•
no exercise of stock options outstanding as of December 31, 2012; and
•
no vesting of restricted stock units outstanding as of December 31, 2012.

 Selected financial data

The following table presents the selected historical financial information of The Spectranetics Corporation. The financial data as of and for each of the years in the three years ended December 31, 2012 have been derived from our audited consolidated financial statements contained in our Annual Reports on Form 10-K filed with the SEC and should be read in conjunction with our financial statements, the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operation" in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2012. The summary consolidated financial results are not indicative of our expected future operating results.

	Year ended December 31,
(in thousands, except per share data)	2012	2011	2010

Consolidated statement of operations data:
Revenue	$140,285	$127,287	$117,917
Cost of products sold	37,927	35,723	34,031
Selling, general and administrative	82,254	70,502	66,665
Research, development and other technology	16,846	17,729	14,900
Acquisition-related costs(1)	311	—	—
Federal investigation legal and accrued indemnification costs	—	(370)	6,798
Settlement costs—license agreement dispute(2)	—	1,821	—
Litigation charges(3)	—	596	—
Employee termination costs(4)	—	—	1,630
Asset impairment charge(5)	—	—	939

Operating income (loss)	2,947	1,286	(7,046)
Interest income (expense), net(3)	8	(149)	223
Other, net	5	(12)	(8)

Income (loss) before income taxes	2,960	1,125	(6,831)
Income tax expense(6)	734	231	6,232

Net income (loss)	$2,226	$894	$(13,063)

Income (loss) from continuing operations per share:
Basic	$0.06	$0.03	$(0.39)
Diluted	$0.06	$0.03	$(0.39)
Weighted average common shares outstanding:
Basic	34,377	33,458	33,091
Diluted	35,767	34,370	33,091

	2012	2011	2010

Balance sheet data:
Working capital	$49,634	$41,374	$40,512
Cash, cash equivalents, and current investment securities available for sale(7)	37,775	39,638	33,662
Property and equipment, net	27,006	27,249	28,669
Total assets	110,769	109,036	93,695
Long-term liabilities	1,879	1,566	598
Stockholders' equity	88,697	79,510	74,498

(1)    In the fourth quarter of 2012, we incurred $0.3 million in legal and other costs related to our acquisition of certain products from Upstream Peripheral Technologies Ltd. on January 7, 2013.

(2)    In the fourth quarter of 2011, we recorded $1.8 million related to the termination of a license agreement with Medtronic, Inc.

(3)    In the third quarter of 2011, the Dutch Court of Appeals issued a ruling in favor of Cardiomedica S.p.A., requiring us to pay to Cardiomedica $0.6 million in damages plus $0.2 million in interest.

(4)   In 2010, we terminated 14 employees, primarily within the Vascular Intervention sales organization, as a result of a strategic re-alignment of certain sales territories designed to improve sales productivity. As a result, we recorded severance obligations totaling $0.7 million in the third quarter of 2010. In addition, in the fourth quarter of 2010, we recorded a charge of $1.0 million related to the retirement of an executive from his positions as chairman, president, and chief executive officer.

(5)    In the third quarter of 2010, we wrote off a capital project in process that was no longer expected to be completed and utilized due to an EPA ruling which effectively limited the useful life of the asset.

(6)   Income tax expense for the year ended December 31, 2011 included a tax benefit of $0.5 million resulting from a reduction in the valuation allowance against our deferred tax asset in the Netherlands related to a foreign strategic tax transaction enacted in 2011.

Income tax expense for the year ended December 31, 2010 included an increase in the valuation allowance against our deferred tax asset of $6.1 million, which was recorded in the third quarter of 2010 as a result of management's assessment of the recoverability of the asset.

(7)    We had no investment securities at December 31, 2012 or 2011. Current investment securities at December 31, 2010 included $3.6 million of auction rate securities, which we liquidated in the first quarter of 2011.

Risk factors

An investment in our common stock involves various risks, including the risks described below and the risks set forth under the caption "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2012. You should carefully consider such risk factors, together with all of the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, in determining whether to purchase our common stock. If any of such risks occur, our business, operating results, prospects and financial condition could be harmed. This could cause the market price of our common stock to decline and could cause you to lose all or part of your investment.

Risks related to our business and industry

We may be unable to compete successfully with larger companies in our highly competitive industry.

The medical device industry is highly competitive. Our primary competitors are manufacturers of products used in competing therapies within the peripheral and coronary atherectomy markets, such as:

•
atherectomy and thrombectomy, using mechanical methods to remove arterial blockages (peripheral and coronary);

•
balloon angioplasty and stents (peripheral);

•
specialty balloon angioplasty, such as cutting balloons and drug-eluting balloons;

•
bypass surgery (peripheral and coronary); and

•
amputation (peripheral).

Many of our competitors have substantially greater financial, manufacturing, marketing and technical resources than we do. Larger competitors have substantially larger sales and marketing operations than we do. This allows those competitors to spend more time with potential customers and to focus on a larger number of potential customers, which gives them a significant advantage over our sales and marketing team and our international distributors in making sales. At times, we have experienced periods of higher sales personnel turnover, particularly in our vascular intervention sales organization. Sales turnover could be an issue in the future.

Larger competitors also have broader product lines, which enables them to offer customers bundled purchase contracts and quantity discounts, and more experience than we have in research and development, marketing, manufacturing, preclinical testing, conducting clinical trials, obtaining Food and Drug Administration, or FDA, and foreign regulatory approvals and marketing approved products. Our competitors may discover technologies and techniques, or enter into partnerships and collaborations, in order to develop competing products that are more effective or less costly than the products we develop. This may render our technology or products obsolete or noncompetitive. Academic institutions, government agencies, and other public and private research organizations may seek patent protection with respect to potentially competitive products or technologies and may establish exclusive collaborative or licensing relationships with our competitors. As a result, our competitors may be better equipped than we are to develop, manufacture, market and sell competing products. We expect competition to intensify.

We believe that the primary competitive factors in the interventional cardiology market include:

•
the ability to treat a variety of lesions safely and effectively as demonstrated by credible clinical data;

•
ease of use;

•
the impact of managed care practices, related reimbursement to the healthcare provider, and procedure costs;

•
size and effectiveness of sales forces; and

•
research and development capabilities.

Our ability to increase our revenue is largely dependent on our ability to successfully penetrate our target markets and develop new products for those markets.

Our ability to increase our revenue depends largely on our ability to increase sales in the PAD market and in the lead management market. In order to increase future revenue, we must increase sales of these and other products. New products will also need to be developed and approved by the FDA and foreign regulatory agencies to sustain revenue growth in our markets. Additional clinical data and new products to treat coronary artery disease may be necessary to grow revenue within the coronary market, and we are not investing in these areas at this time.

Our products may not achieve or maintain market acceptance.

Market acceptance in the healthcare community, including physicians, patients and third-party payers, of our laser system and other products depends on many factors, including:

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our ability to provide incremental clinical and economic data that shows the safety and clinical efficacy and cost effectiveness of, and patient benefits from, laser atherectomy and pacemaker and, implantable cardioverter defibrillator, or ICD, lead removal;

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the availability of alternative treatments;

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the inclusion of our products on insurance company formularies;

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the willingness and ability of patients and the healthcare community to adopt new technologies;

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the convenience and ease of use of our products relative to existing treatment methods;

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the pricing and reimbursement of our products relative to existing treatment methods; and

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marketing and distribution support for our products.

Generally, any of our products may fail to achieve market acceptance. More specifically, if we do not educate physicians about PAD in general and the existence of our products in particular, these products may not gain market acceptance, as many physicians do not routinely screen for PAD while screening for coronary artery disease. In addition, if any of our products achieves market acceptance, we may not be able to maintain that market acceptance over time if competing products or technologies are introduced that are received more favorably or are more cost effective. Failure to achieve or maintain market acceptance would limit our ability to generate revenue and would have a material adverse effect on our business, financial condition and results of operations.

If we do not achieve our projected development and commercialization goals, our business may be harmed.

For planning purposes, we estimate the timing of the accomplishment of various scientific, clinical, regulatory and other product development and commercialization goals, which we sometimes refer to as milestones. These milestones may include the commencement or completion of scientific studies and clinical trials and the submission of regulatory filings. From time to time, we publicly announce the expected timing of some of these milestones. All of these milestones are based on a variety of assumptions and are subject to numerous risks and uncertainties. There is a risk that we will not achieve these milestones on a timely basis or at all. For example, if we are unable to get agreement for an adjunctive data analysis from the FDA for an in-stent restenosis, or ISR, indication prior to full enrollment of the EXCITE ISR study, or if we are unable to complete subject enrollments required by the FDA in a timely manner, the commercialization of our products for an ISR indication could be delayed beyond our anticipated date of mid-2014. Moreover, even if we are successful in achieving these milestones, the actual timing of the achievement of these milestones can vary dramatically compared to our estimates—in many cases for reasons beyond our control—depending on numerous factors, including:

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the rate of progress, costs and results of our clinical trials and research and development activities;

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our ability to identify and enroll patients who meet clinical trial eligibility criteria;

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the extent of scheduling conflicts with participating physicians and clinical institutions;

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adverse reactions reported during clinical trials or commercialization;

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the receipt of marketing approvals and clearances by our competitors and by us from the FDA and other regulatory agencies;

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other actions by regulators, including actions related to a class of products; and

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actions of our development partners in supporting product development programs.

If we do not meet these milestones for our products or if we are delayed in achieving any of these milestones, the development and commercialization of new products, modifications of existing products or sales of existing products for new approved indications may be prevented or delayed, which could damage our reputation or materially adversely affect our business.

We have a history of losses and may not be able to maintain profitability.

We incurred net losses from our inception in 1984 until 2000, and again in 2002, 2006 and from 2008 to 2010. At December 31, 2012, we had accumulated $93.9 million in net losses since inception. Our net losses have decreased significantly. We were profitable in 2011 and 2012 and we intend to stay profitable; however, we may not remain profitable in the future.

If we make acquisitions, we could encounter difficulties that harm our business.

We may acquire companies, products or technologies that we believe to be complementary to our business. If we engage in such acquisitions, we may have difficulty integrating the acquired personnel, operations, products or technologies. Acquisitions may dilute our earnings per share, disrupt our ongoing business, distract our management and employees, increase our expenses, subject us to liabilities and increase our risk of litigation, all of which could harm our business. If we use cash to acquire companies, products or technologies, it may divert resources otherwise available for other purposes or increase our debt. If we use our common stock to acquire companies, products or technologies, we may experience a change of control or our stockholders may experience substantial dilution or both.

If we are unable to obtain additional funding, we may be unable to make desirable acquisitions.

We may require additional funds to make acquisitions of desirable companies, products or technologies. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital may restrict our ability to grow and may reduce our ability to make desirable acquisitions. Any equity or convertible debt financing may involve substantial dilution to our existing stockholders.

If we do not effectively manage our growth or control costs related to growth, our results of operations will suffer.

We intend to grow our business by expanding our customer base and product offerings, including through business combinations. Growth could place significant strain on our management, employees, operations, operating and financial systems and other resources. To accommodate significant growth we could be required to open additional facilities, expand and improve our information systems and procedures and hire, train, motivate and manage a growing workforce, all of which would increase our costs. Our systems, facilities, procedures and personnel may not be adequate to support our future operations. Further, we may not be able to maintain or accelerate our current growth, effectively manage our expanding operations or achieve planned growth on a timely and profitable basis.

Our business may be adversely affected by litigation and other legal proceedings.

From time to time we are involved in legal proceedings relating to patent and other intellectual property matters, product liability claims, employee claims, tort or contract claims, federal regulatory investigations, security class action and shareholder derivative lawsuits, and other legal proceedings or investigations, any of which could have an adverse impact on our reputation, business and financial condition and divert the attention of our management from the operation of our business. Litigation is inherently unpredictable and can result in excessive or unanticipated verdicts and/or injunctive relief that affect how we operate our business. Consequently, it is possible that we could incur judgments or enter into settlements of claims for monetary damages or for agreements to change the way we operate our business, or both. There may be an increase in the scope of these matters or there may be additional lawsuits, claims, proceedings or investigations in the future, any of which could have a material adverse impact on us. Moreover, adverse publicity about regulatory or legal action against us could damage our reputation and brand image, undermine our customers' confidence and reduce long-term demand for our products, even if the regulatory or legal action is unfounded or not material to our operations.

We are generally obligated to indemnify officers and directors, including, in certain circumstances, former employees, against all losses, including expenses, incurred by them in legal proceedings and to advance their reasonable legal defense expenses, unless certain conditions apply. We maintain insurance for claims of this nature which does not apply in all such circumstances, may be denied or may not be adequate to cover all legal or other costs related to the investigation. A prolonged uninsured expense and indemnification obligation could have a material adverse impact on us. For example, from 2009 through 2012, we incurred more than $6 million in indemnification costs not covered by insurance for former employees who were charged in connection with a previously disclosed federal investigation.

Our business, financial condition, results of operations and cash flows could be adversely affected by certain healthcare reform initiatives and other administrative and legislative proposals that may be adopted in the future in our key markets.

In March 2010, the President of the United States signed the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (which we collectively refer to as the PPACA), which makes significant changes to the way healthcare is financed by both federal and state governments and private insurers, and directly impacts the medical device and pharmaceutical industries. The PPACA includes, among other things, with limited exceptions, a deductible excise tax of 2.3% on sales of products by entities that manufacture or import certain medical devices offered for sale in the United States, effective January 1, 2013. Revenues from many of our products are now subject to that excise tax. It is unclear whether we will be able to offset the cost of the tax through higher sales volumes resulting from the expansion of health insurance coverage.

Other legislative changes have been proposed and adopted in the United States since the PPACA was enacted. On August 2, 2011, the Budget Control Act of 2011 among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation's automatic reduction to several government programs. This includes aggregate reductions to Medicare payments to providers of up to 2% per fiscal year. On January 2, 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, or the ATRA, which delayed for another two months the budget cuts mandated by these sequestration provisions of the Budget Control Act of 2011. On March 1, 2013, the President signed an executive order implementing sequestration, and on April 1, 2013, the 2% Medicare payment reductions went into effect. The ATRA, among other things, also reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These new laws may result in additional reductions in Medicare and other health care funding, which could have a material adverse effect on our customers and accordingly, our financial operations.

Various healthcare reform proposals also have emerged at the state level. We expect that the PPACA, as well as other federal and state healthcare initiatives that may be adopted in the future, could limit the amounts that federal and state governments will pay for healthcare products and services, and in turn, could have a material adverse effect on our industry generally and our results of operations.

Regulatory compliance is expensive and complex, and approvals can often be denied or significantly delayed.

Our products are regulated as medical devices, which are subject to extensive regulation by the FDA and similar state and foreign agencies. Complying with these regulations is costly, time consuming and complex. FDA regulations and regulations of similar state and foreign agencies are wide-ranging and govern, among other things:

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product design, development, manufacture and testing;
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product safety and efficacy;
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product labeling;
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product storage and shipping;
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record keeping;
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pre-market clearance or approval;
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advertising and promotion;
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product sales and distribution; and
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post-market surveillance and reporting of deaths or serious injuries.

All of our potential products and improvements of our current products are subject to extensive regulation and will likely require clearance or approval from the FDA and other regulatory agencies prior to commercial sale and distribution. Pursuant to FDA regulations, unless exempt, the FDA permits commercial distribution of a new medical device only after the device has received 510(k) clearance or is the subject of an approved Premarket Approval, or PMA. The FDA will clear marketing of a medical device through the 510(k) process if it is demonstrated that the new product is substantially equivalent to other 510(k)-cleared products. In some cases, a 510(k) clearance must be supported by preclinical and clinical data. The PMA process is more costly, lengthy and uncertain than the 510(k) process, and must be supported by extensive data, including data from preclinical studies and human clinical trials. Therefore, in order to obtain regulatory clearance or approvals, we typically must, among other requirements, provide the FDA and similar foreign regulatory authorities with preclinical and clinical data that demonstrate to the satisfaction of the FDA and such other authorities that our products satisfy the criteria for clearance or approval. Preclinical testing and clinical trials must comply with the regulations of the FDA and other government authorities in the United States and similar agencies in other countries.

Additionally, we may be required to obtain PMAs, PMA supplements or additional 510(k) premarket clearances to market modifications to our existing products. The FDA requires device manufacturers to make and document a determination of whether a modification requires an approval, supplement or clearance; however, the FDA can review a manufacturer's decision. The FDA may not agree with our decisions not to seek approvals, supplements or clearances for particular device modifications. If the FDA requires us to obtain PMAs, PMA supplements or pre-market clearances for any modification to a previously cleared or approved device, we will likely be required to cease manufacturing and marketing the modified device or perhaps also to recall such modified device until we obtain FDA clearance or approval and we may be subject to significant regulatory fines or penalties. In addition, there can be no assurance that the FDA will clear or approve such submissions in a timely manner, if at all.

International regulatory approval processes may take longer than the FDA approval process. If we fail to comply with applicable FDA and foreign regulatory requirements, we may not receive regulatory approvals or may be subject to fines, suspensions or revocations of approvals, seizures or recalls of products, operating restrictions, criminal prosecutions and other penalties. We may be unable to obtain future regulatory approval in a timely manner, or at all, especially if existing regulations are changed or new regulations are adopted. For example, the FDA clearance process for the use of excimer laser technology in clearing blocked arteries in the leg took longer than we anticipated due to requests for additional clinical data and changes in regulatory requirements. A failure or delay in obtaining necessary regulatory approvals would materially adversely affect our business.

If our clinical trials are unsuccessful or significantly delayed, or if we do not complete our clinical trials, our business may be harmed.

Clinical development is a long, expensive and uncertain process and is subject to delays and to the risk that products may ultimately prove ineffective in treating the indications for which they are designed. Completion of the necessary clinical trials usually takes several years or more. We cannot assure you that we will successfully complete clinical testing of our products within the time frame we have planned, or at all. Even if we achieve positive interim results in clinical trials, these results do not necessarily predict final results, and positive results in early trials may not be indicative of success in later trials. A number of companies in the medical device industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials.

We may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent us from receiving regulatory approval for new products, modification of existing products, or new approved indications for existing products including the following:

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delays in enlisting an adequate number of subjects in clinical trials when competing with other companies;

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enrollment in our clinical trials may be slower than we anticipate, or we may experience high drop-out rates of subjects from our clinical trials, resulting in significant delays;

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the FDA or similar foreign regulatory authorities may find that the product is not sufficiently safe for investigational use in humans;

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officials at the FDA or similar foreign regulatory authorities may interpret data from preclinical testing and clinical trials in different ways than we do;

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there may be delays or failure in obtaining approval of our clinical trial protocols from the FDA or other regulatory authorities;

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there may be delays in obtaining institutional review board approvals or government approvals to conduct clinical trials at prospective sites;

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the FDA or similar foreign regulatory authorities may find our or our suppliers' manufacturing processes or facilities unsatisfactory;

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the FDA or similar foreign regulatory authorities may change their approval policies or adopt new regulations that may negatively affect or delay our ability to bring a product to market or receive approvals or clearances for the treatment of new indications;

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our clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical and/or preclinical testing or to abandon programs;

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we may experience difficulties in managing multiple clinical sites;

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trial results may not meet the level of statistical significance required by the FDA or other regulatory authorities;

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we may experience delays in reaching agreement on acceptable terms with third party research organizations and trial sites that will conduct the clinical trials; and

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we, or regulators, may suspend or terminate our clinical trials because the participating patients are being exposed to unacceptable health risks.

Failures or perceived failures in our clinical trials will delay and may prevent our product development and regulatory approval process, damage our business prospects and negatively affect our reputation and competitive position.

From time to time we engage outside parties to perform services related to certain of our clinical studies and trials, and any failure of those parties to fulfill their obligations could result in costs and delays.

From time to time we engage consultants and contract research organizations to help design, monitor and analyze the results of certain of our clinical studies and trials. The consultants and contract research organizations we engage interact with clinical investigators to enroll patients in our clinical trials. As a result, we depend on these consultants, contract research organizations and clinical investigators to perform the clinical studies and trials and monitor and analyze data from these studies and trials in accordance with the investigational plan and protocol for the study or trial and in compliance with regulations and standards, commonly referred to as good clinical practices, for conducting, recording and reporting results of clinical studies or trials to assure that the data and results are credible and accurate and the trial participants are adequately protected, as required by the FDA and foreign regulatory authorities. The consultants and contract research organizations are responsible for protecting confidential patient data and complying with U.S. and foreign laws and regulations related to data privacy, including the Health Insurance Portability and Accountability Act. We may face delays in our regulatory approval process if these parties do not perform their obligations in a timely or competent fashion or if we are forced to change service providers. This risk is heightened for our clinical studies and trials conducted outside of the United States, where it may be more difficult to ensure that our studies and trials are conducted in compliance with FDA requirements. Any third parties that we hire to design or monitor and analyze results of our clinical studies and trials may also provide services to our competitors, which could compromise the performance of their obligations to us. If these third parties do not successfully carry out their duties or meet expected deadlines, or if the quality, completeness or accuracy of the data they obtain is compromised due to the failure to adhere to our clinical trial protocols or for other reasons, our clinical studies or trials may be extended, delayed or terminated or may otherwise prove to be unsuccessful, and our development costs will increase. In addition, we may not be able to establish or maintain relationships with these third parties on favorable terms, or at all. If we need to enter into replacement arrangements because a third party is not performing in accordance with our expectations, we may not be able to do so without undue delays or considerable expenditures or at all.

Our regulatory compliance program cannot guarantee that we are in compliance with all potentially applicable U.S. federal and state regulations and all potentially applicable foreign regulations.

The development, manufacturing, distribution, pricing, sales, marketing, import, export and reimbursement of our products, together with our general operations, are subject to extensive federal and state regulation in the United States and in foreign countries, including the new National Physician Payment Transparency Program in the U.S. which requires collection of information about payments to physicians beginning in 2013 and reporting such information in 2014. Congress and certain governmental entities, such as the FDA and Department of Justice, have been increasing their scrutiny of our industry. Although we have a regulatory compliance program, our employees, our consultants or our contractors may not be in compliance with all potentially applicable U.S. federal and state laws and regulations or all potentially applicable foreign laws and regulations. If we fail to comply with any of these laws or regulations a range of actions could result, including, but not limited to, the termination of clinical trials, the failure to approve a product candidate, restrictions on our products or manufacturing processes, including withdrawal of our products from the market, significant fines, penalties and/or damages, exclusion from government healthcare programs or other sanctions or litigation.

Compliance with the terms and conditions of our Corporate Integrity Agreement with the Office of Inspector General of the United States Department of Health and Human Services requires significant resources and management time and, if we fail to comply, we could be subject to penalties or, under certain circumstances, excluded from government healthcare programs, which would materially adversely affect our business.

In December 2009, as part of the settlement of a federal investigation of our company, we entered into a five-year corporate integrity agreement, or CIA, with the Office of Inspector General of the United States Department of Health and Human Services. The CIA provides criteria for establishing and maintaining compliance with various federal laws and regulations governing our clinical investigation related functions, reporting related functions and certain of our promotional and product services related functions. It applies to all of our U.S. subsidiaries and employees and certain of our employees based outside the U.S. Under the CIA, we are required, among other things, to keep in place our current compliance program, to provide specified training to employees, and to retain an independent review organization to perform reviews to assist us in assessing and evaluating our various functions discussed above.

Maintaining the broad array of processes, policies and procedures necessary to comply with the CIA is expected to continue to require a significant portion of management's attention and the application of significant resources. Failure to meet the CIA obligations could have serious consequences for us including stipulated monetary penalties for each instance of noncompliance. In addition, material breaches of the CIA could result in our being excluded from participating in federal healthcare programs, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our products are subject to recalls after receiving FDA or foreign approval or clearance, which would divert managerial and financial resources, harm our reputation, and could adversely affect our business.

We are subject to medical device reporting regulations that require us to report to the FDA or similar foreign governmental authorities if our products cause or contribute to death or serious injury or malfunction in a way that would be reasonably likely to contribute to death or serious injury if the malfunction were to occur. The FDA and similar foreign governmental authorities have the authority to require the recall of our products in the event of any failure to comply with applicable laws and regulations or defects in design or manufacture. A government mandated or voluntary product recall by us could occur as a result of, among other things, component failures, device malfunctions, or other adverse events, such as serious injuries or deaths, or quality-related issues such as manufacturing errors or design or labeling defects. We have conducted voluntary recalls in the past and may be required to do so in the future. Any recalls of any of our products could divert managerial and financial resources, harm our reputation, and could adversely affect our business.

The continuing development of many of our products depends upon us maintaining strong working relationships with physicians.

If we fail to maintain our working relationships with physicians, many of our products may not be developed and marketed in line with the needs and expectations of the professionals who use and support our products, which could cause a decline in our earnings and profitability. The research, development, marketing and sale of many of our new and improved products are dependent upon our maintaining working relationships with physicians. We rely on these professionals to provide us with considerable knowledge and experience regarding the development, marketing and sale of our products. Physicians assist us as researchers, marketing and product consultants, inventors and public speakers. If we are unable to maintain our strong working relationships with these professionals and continue to receive their advice and input, the development and marketing of our products could suffer, which could have a material adverse effect on our consolidated earnings, financial condition or cash flows.

Some of our patents have expired and our patents and proprietary rights may be proved invalid or unenforceable, which would enable competitors to copy our products.

We hold patents and licenses to use patented technology, and have pending patent applications. Our patents cover numerous inventions, including general features of the laser system, features of our catheters and other technologies. Our patents periodically expire, including patents that will expire in 2013 and 2014. Our competitors may seek to produce products that include these technologies, which are no longer subject to patent protection, and this increase in competition may negatively affect our business.

The patents we own and license may not be sufficiently broad to protect our technology or to give us any competitive advantage. Our patents could be challenged as invalid, unenforceable or circumvented by competitors. The issuance of a patent is not conclusive as to its validity or enforceability. Numerous United States and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which our products are marketed. Because patent applications can take many years to issue, there may be currently pending applications, unknown to us, which may later result in issued patents that our products or technologies may infringe. Challenges raised in patent infringement litigation may result in determinations that our patents or licensed patents are invalid, unenforceable or otherwise subject to limitations. In such events, third parties may be able to use the discoveries or technologies without paying damages, licensing fees or royalties to us, which could significantly diminish the value of our intellectual property. We could also be adversely affected if any of our licensors terminates our licenses to use patented technology. In addition, the laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States. Any of the foregoing could have a material adverse effect on our business.

We have important sole source suppliers and may be unable to replace them if they stop supplying us.

We purchase certain components of our CVX-300 laser system and select disposable products from several sole source suppliers. We do not have guaranteed commitments from these suppliers, as we order products through purchase orders placed with these suppliers from time to time. While we believe that we could obtain replacement components from alternative suppliers, we may be unable to do so. The loss of any of these suppliers could result in a disruption in our production. Our suppliers may encounter problems during manufacturing due to a variety of reasons, including failure to follow specific protocols and procedures, failure to comply with applicable regulations, equipment malfunction and environmental factors. In addition, establishing additional or replacement suppliers for these materials may take a substantial period of time, as certain of these suppliers must be approved by regulatory authorities. If we are unable to secure on a timely basis sufficient quantities of the materials we depend on to manufacture our CVX-300 laser systems and disposable products, if we encounter delays or contractual or other difficulties in our relationships with these suppliers, or if we cannot find replacement suppliers at an acceptable cost, then the manufacture of our CVX-300 laser system and disposable products may be disrupted, which could increase our costs and have a material adverse effect on our business.

The amount of our net operating loss carryovers may be limited.

We have net operating loss carryovers, or NOLs, that may be used by us to offset against taxable income, if any, for U.S. federal income tax purposes. However, the amount of NOLs that we may use in any year in the U.S. could be limited by Section 382 of the Internal Revenue Code of 1986, as amended. In general, Section 382 would limit our ability to use NOLs for U.S. federal income tax purposes in the event of certain changes in ownership of our company. Any limitation of our use of NOLs could (depending on the extent of such limitation and the amount of NOLs previously used) result in us retaining less cash after payment of U.S. federal income taxes during any year in which we have taxable income (rather than losses) than we would be entitled to retain if such NOLs were available as an offset against such income for U.S. federal income tax reporting purposes.

The FDA requires our products to be labeled for use with adjunctive balloon angioplasty in coronary procedures performed using our products, which increases the cost of performing these procedures.

The FDA has required that the label for the CVX-300 excimer laser system state that adjunctive balloon angioplasty was performed together with laser atherectomy in the coronary procedures we submitted to the FDA for PMA. Adjunctive balloon angioplasty requires the purchase of a balloon catheter in addition to the laser catheter. Performing our coronary procedures together with balloon angioplasty increases the aggregate cost of performing these procedures. As a result, third-party payers may attempt to deny or limit reimbursement, including if they determine that a device used in a procedure was experimental, was used for a non-approved indication or was not used in accordance with established pay protocols regarding cost effective treatment methods. Hospitals that have experienced reimbursement problems or expect to experience reimbursement problems may not acquire or may cease using our laser system and disposable products.

Technological change may result in our products becoming obsolete.

The medical device market is characterized by extensive research and development and rapid technological change. We derive most of our revenue from the sale of our disposable catheters. Technological progress or new developments in our industry could adversely affect sales of our products. Our products could be rendered obsolete as a result of future innovations in the treatment of cardiovascular disease.

We and our component suppliers may not meet regulatory quality standards applicable to our manufacturing processes, which could have an adverse effect on our business, financial condition and results of operations.

As a device manufacturer, we are required to register with the FDA and are subject to periodic inspection by the FDA for compliance with the FDA's Quality System Regulation, or QSR, requirements, which require manufacturers of medical devices to adhere to certain good manufacturing practice regulations, including testing, quality control and documentation procedures. Compliance with applicable regulatory requirements is subject to continual review and is rigorously monitored through periodic inspections by the FDA. Our component suppliers are also required to meet certain standards applicable to their manufacturing processes.

We cannot assure you that we or any of our component suppliers is in compliance or will be able to maintain compliance with all regulatory requirements. The failure by us or one of our component suppliers to achieve or maintain compliance with these requirements or quality standards may disrupt our ability to supply products sufficient to meet demand until compliance is achieved or, in the case of a component supplier, until a new supplier has been identified and evaluated. In addition, our failure to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of our products, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of products, operating restrictions and criminal prosecutions, any of which could harm our business. Furthermore, we cannot assure you that if we find it necessary to engage new suppliers to satisfy our business requirements, then we will be able to locate new suppliers who are in compliance with regulatory requirements. Our failure to do so could have a material adverse effect on our business.

In the European Union, we are required to maintain certain International Organization for Standardization, or ISO, certifications in order to sell our products and must undergo periodic inspections by notified bodies, including the British Standards Institution, or BSi, to obtain and maintain these certifications. If we fail these inspections or fail to meet these regulatory standards, our business could be materially adversely affected.

We do not manufacture the TAPAS catheter, the Quick-Access Needle Holder, or the Quick-Cross Capture Guidewire Retriever, and any interruption in the supply of these products could have an adverse effect on our business, financial condition and results of operations.

We distribute the TAPAS catheter under a distribution agreement with the manufacturer. The Quick-Access Needle Holder and the Quick-Cross Capture Guidewire Retriever are manufactured for us by a third-party manufacturer. The manufacturers may be unable to deliver an adequate supply of these products in a timely manner, or at all. Such inability by the manufacturers would likely disrupt our ability to supply these products to our customers because we currently do not have a replacement manufacturer. Any interruption in the supply of these products could have an adverse effect on our business, financial condition and results of operations.

Healthcare cost containment pressures and legislative or administrative reforms resulting in restrictive coverage and reimbursement practices of third-party payers could decrease the demand for our products, the prices that customers are willing to pay for those products and the number of procedures performed using our devices, which could have an adverse effect on our business.

Our products are purchased principally by hospitals and stand-alone peripheral intervention practices, which typically bill various third-party payers, including governmental programs (e.g., Medicare and Medicaid), private insurance plans and managed care plans, for the healthcare services provided to their patients. The ability of our customers to obtain appropriate coverage and reimbursement for our products and services from government and private third-party payers is critical to our success. The availability of coverage and reimbursement affects which products customers purchase and the prices they are willing to pay.

Reimbursement varies from country to country, state to state and plan to plan and can significantly impact the acceptance of new products and services. Certain private third-party payers may view some of the procedures using our products as experimental and may not provide coverage. Third-party payers may not cover and reimburse the procedures using our products in whole or in part in the future or payment rates may not be adequate, or both. Further, the adequacy of coverage and reimbursement by third-party payers is also related to the existence of billing codes to describe procedures that are performed using our products. There are currently a number of billing codes that are used by hospitals and physicians to bill for such procedures. The billing codes currently available may not continue to be recognized by third-party payers for use by our customers.

After we develop new products or seek to market our products for new approved indications, we may find limited demand for the product unless adequate coverage and reimbursement is obtained from government and private third-party payers. Even with reimbursement approval and coverage by government and private payers, providers submitting reimbursement claims may face delay in payment if there is confusion on the part of providers regarding the appropriate codes to use in seeking reimbursement. Such delays may create an unfavorable impression within the marketplace regarding the level of reimbursement or coverage available for our products.

Demand for our products or new approved indications for our existing products may fluctuate over time if federal or state legislative or administrative policy changes affect coverage or reimbursement levels for our products or the services related to our products. In the United States, there have been and we expect there will continue to be a number of legislative and regulatory proposals to change the healthcare system, some of which could significantly affect our business. Legislative or administrative reforms to the U.S. or international reimbursement systems in a manner that significantly reduces reimbursement for procedures using our medical devices or denies coverage for those procedures could have a material adverse effect on our business.

We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws and regulations and, if we are unable to fully comply with such laws, could face substantial penalties.

Our operations may be directly or indirectly affected by various broad federal and state healthcare fraud and abuse laws. Such laws include the federal Anti-Kickback Statute and related state anti-kickback laws, which prohibit any person from knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, to induce or reward either the referral of an individual, or the furnishing, purchasing, leasing or ordering of, or arranging for or recommending the furnishing, purchasing, leasing or ordering of an item or service, for which payment may be made under federal healthcare programs, such as the Medicare and Medicaid programs. The federal Stark law and self-referral prohibitions under analogous state laws restrict referrals by physicians and, in some instances, other healthcare providers, practitioners and professionals, to entities with which they have indirect or direct financial relationships for furnishing of designated health services. These healthcare fraud and abuse laws are subject to evolving interpretations by various federal and state enforcement and regulatory authorities. Under current interpretations of the Federal False Claims Act and certain similar state laws, some of these laws also may be subject to enforcement in a qui tam lawsuit brought by a private party "whistleblower," with or without the intervention of the government.

If our operations, including our laser system placement and disposable sales and marketing programs, clinical research and consulting arrangements with physicians are found to be in violation of these laws and not protected under a statutory exception or regulatory safe harbor provision, we, our officers or our employees may be subject to civil and/or criminal penalties, including large monetary penalties, damages, fines, imprisonment and exclusion from Medicare and other federal healthcare program participation, including the exclusion of our products from use in treatment of Medicare or other federal healthcare program patients. If federal or state investigations or enforcement actions were to occur, our business and financial condition would be harmed.

In addition, there has been a recent trend of increased federal and state regulation of payments made to physicians. The PPACA imposes new reporting and disclosure requirements on device and drug manufacturers for any "transfer of value" made or distributed to prescribers and other healthcare providers. In addition, device and drug manufacturers will also be required to report and disclose any investment interests held by physicians and their immediate family members during the preceding calendar year. Failure to submit required information may result in significant civil monetary penalties. Manufacturers will be required to begin data collection on August 1, 2013 and report such data to the federal government by March 31, 2014, and on the 90th day of each calendar year thereafter. Some states, including California, Massachusetts and Vermont, have enacted statutes with various requirements, such as implementation of compliance programs, and the tracking and reporting of gifts, compensation, and other remuneration to physicians. The shifting compliance environment and the need to build and maintain robust and expandable systems to comply with multiple jurisdictions with different compliance and/or reporting requirements increases the possibility that a healthcare company may run afoul of one or more of the requirements.

If we fail to obtain regulatory approvals in other countries for our products, we will not be able to market our products in such countries, which could harm our business.

The requirements governing the conduct of clinical trials and manufacturing and marketing of our products, new products or additional indications for our existing products outside the United States vary widely from country to country. Foreign approvals may take longer to obtain than FDA approvals and can require, among other things, additional testing and different clinical trial designs. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval processes. Some foreign regulatory agencies also must approve the reimbursement policies related to specific products. We have experienced difficulties in the past in obtaining reimbursement approvals for our products in Europe and are currently seeking regulatory and reimbursement approval for certain of our products in Japan. We cannot assure you that this approval will be obtained or that revenue in Japan will increase if this approval is received. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory process in others. We may not be able to file for regulatory approvals and may not receive necessary approvals to market our existing products in any foreign country. If we fail to comply with these regulatory requirements or obtain and maintain required approvals in any foreign country, we will not be able to sell our products in that country and our ability to generate revenue could be materially adversely affected.

We are exposed to the risks that come from having international operations.

For the year ended December 31, 2012, our revenue from international operations represented 16% of consolidated revenue, of which 13% of consolidated revenue was generated in Europe, the Middle East and Russia. Changes in overseas political or economic conditions, war or other conflicts, currency exchange rates, foreign laws regulating the approval and sales of medical devices, foreign tax laws or tariffs, other trade regulations or intellectual property protection could adversely affect our ability to market our products outside the United States. In addition, our international operations subject us to the extraterritorial effects of U.S. laws such as the Foreign Corrupt Practices Act. Any significant changes in the competitive, political, legal, regulatory, reimbursement or economic environment where we will conduct international operations may have a material adverse impact on our business. To the extent we expand our international operations, we expect our sales and expenses denominated in foreign currencies to expand, therefore increasing the risk that we will be adversely affected by fluctuations in currency exchange rates. We currently do not hedge against foreign currency fluctuations, which could result in reduced consolidated revenue or increased operating expenses.

We use both a direct sales organization and distributors for sales of our products throughout most of Europe, the Middle East, the Pacific Rim and Latin America. The international sales and marketing efforts could fail to attain long-term success.

If our manufacturing operations are interrupted for any reason, our results may be adversely affected.

Our ability to manufacture our products may be adversely affected by factors such as a failure to follow specific internal protocols and procedures, equipment malfunction, environmental factors or damage to our facility. In the event of an interruption in manufacturing, we may be unable to quickly move to alternate means of producing affected products or to meet customer demand. In some instances, for example, if the interruption is a result of a failure to follow regulatory protocols and procedures, we may experience delays in resuming production of affected products due primarily to needs for regulatory approvals. As a result, we may suffer loss of market share, which we may be unable to recapture, and harm to our reputation, which could adversely affect our results of operations and financial condition.

Product liability and other claims against us may reduce demand for our products or result in substantial damages.

Our business exposes us to potential liability for risks that may arise from the clinical testing of our unapproved or cleared new products, the clinical testing of expanded indications for existing products, the use of our products by physicians and the manufacture and sale of any approved products. An individual may bring a product liability claim against us, including frivolous lawsuits, if one of our products causes, or merely appears to have caused, an injury. We maintain product liability insurance in the amount of $20 million per occurrence with an annual aggregate maximum of $20 million. We cannot assure, however, that product liability claims will not exceed our insurance coverage limits or that such insurance coverage limits will continue to be available on acceptable terms, or at all. Our insurers may also claim that certain claims are not within the scope of our product liability insurance. A product liability claim, recall or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could have a material adverse effect on our business. Any product liability claim or series of claims or class actions brought against us, with or without merit, could result in:

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liabilities that substantially exceed our insurance levels, which we would then be required to pay from other sources, if available;

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an increase of our product liability insurance rates or the inability to renew or obtain product liability insurance coverage in the future on acceptable terms, or at all;

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withdrawal of clinical trial volunteers or subjects;

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damage to our reputation and the reputation of our products;

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regulatory investigations that could require costly recalls or product modifications;

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litigation costs; and

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diversion of management's attention from managing our business.

Patients treated with our products often are seriously ill or have pacemaker or ICD leads embedded and surrounded by scar tissue within their chest. Patients treated with our products may suffer from severe infection, peripheral artery disease, coronary artery disease, diabetes, high blood pressure, high cholesterol and other problematic conditions. During procedures or the clinical follow-up subsequent to procedures involving the use of our products, serious adverse events may occur and some patients may die. Serious adverse events or patient deaths involving the use of our products may subject us to product liability litigation, product recalls or limit our ability to grow our revenue, which could have a material adverse impact on our business.

Claims may be made by consumers, healthcare providers or others selling our products. We may be subject to claims against us even if an alleged injury is due to the actions of others. For example, we rely on the expertise of physicians, nurses and other associated medical personnel to perform the medical procedures and related processes relating to our products. If these medical personnel are not properly trained or are negligent in using our products, the therapeutic effect of our products may be diminished or the patient may suffer injury or death, which may subject us to liability. In addition, an injury or death resulting from the activities of our suppliers may serve as a basis for a claim against us. We maintain policies and procedures and require training designed to educate our employees that off-label promotion is illegal. However, we cannot prevent a physician from using our products for any off-label applications. If injury to a patient results from such use, we may become involved in a product liability suit, which may be expensive to defend. Even if we do not become involved in a suit, quality or safety issues could result in reputational harm, warning letters, product recalls or seizures, monetary sanctions, injunctions to halt manufacture and distribution of devices, civil or criminal sanctions or withdrawal of existing approvals.

Although there is federal preemption for medical devices approved by the FDA under a pre-market approval application that in some situations provides a shield against state tort product liability claims, Supreme Court decisions or federal legislation could reverse the exemption. If this preemption is removed, product liability claims may increase. Moreover, federal preemption for medical devices cleared through the 510(k) process is limited, if it exists at all.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights, which could result in substantial costs and liability.

There may be patents and patent applications owned by others relating to laser and fiber-optic or other technologies, which, if determined to be valid and enforceable, may be infringed by us. Holders of certain patents, including holders of patents involving the use of lasers in the body, may contact us and request that we enter into license agreements for the underlying technology and pay them royalties, which could be substantial. We cannot guarantee that other patent holders will not file a lawsuit against us and prevail. If we decide that we need to obtain a license to use any intellectual property, we may be unable to obtain these licenses on favorable terms or at all or we may be required to make substantial royalty or other payments to use this intellectual property. Litigation concerning patents and proprietary rights is time-consuming, expensive, unpredictable and could divert the attention of our management from our business operations. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. An unfavorable outcome in an interference proceeding or patent infringement suit could require us to pay substantial damages, cease using the technology or to license rights, potentially at a substantial cost, from prevailing third parties. There is no guarantee that any prevailing party would offer us a license or that we could acquire any license made available to us on commercially acceptable terms. Even if we are able to obtain rights to a third party's patented intellectual property, those rights may be non-exclusive and therefore our competitors may obtain access to the same intellectual property. Ultimately, we may have to cease some of our business operations as a result of patent infringement claims, which could severely harm our business. To the extent we are found to be infringing on the intellectual property of others, we may not be able to develop or otherwise obtain alternative technology. If we need to redesign our products to avoid third party patents, we may suffer significant regulatory delays associated with conducting additional studies or submitting technical, manufacturing or other information related to any redesigned product and, ultimately, in obtaining regulatory approval. Further, any such redesigns may result in less effective and/or less commercially desirable products.

If we are not able to protect and control unpatented trade secrets, know-how and other proprietary technology, we may suffer competitive harm.

In addition to patented intellectual property, we also rely on trade secrets, unpatented proprietary technology, confidential information and know-how to protect our technology and maintain our competitive position, particularly when we do not believe patent protection is appropriate or obtainable. However, trade secrets and unpatented proprietary technology are difficult to protect. In order to protect proprietary technology and processes, we rely in part on confidentiality and intellectual property assignment agreements with our employees, consultants and others. These agreements may not effectively prevent disclosure of confidential information nor result in the effective assignment to us of intellectual property, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information or other breaches of the agreements. In addition, others may independently discover trade secrets and proprietary information that have been licensed to us or that we own, and in such case, we could not assert any trade secret rights against such party. Enforcing a claim that a party illegally obtained and is using trade secrets that have been licensed to us or that we own is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets or unpatented proprietary technology. Costly and time-consuming litigation could be necessary to seek to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Environmental and health safety laws may result in liabilities, expenses and restrictions on our operations.

Federal, state, local and foreign laws regarding environmental protection, hazardous substances and human health and safety may adversely affect our business. The use of hazardous substances in our operations exposes us to the risk of accidental injury, contamination or other liability from the use, storage, importation, handling or disposal of hazardous materials. If our or our suppliers' operations result in the contamination of the environment or expose individuals to hazardous substances, we could be liable for damages and fines, and any liability could significantly exceed our insurance coverage and have a material adverse effect on our financial condition. We maintain insurance for certain environmental risks, subject to substantial deductibles; however, we cannot assure you that we will be able to continue to maintain this insurance in the future at an acceptable cost or at all. Future changes to environmental and health and safety laws could cause us to incur additional expenses or restrict our operations.

We depend on attracting, retaining and developing key management, clinical, scientific and sales and marketing personnel, and the loss of these personnel could impair the development and sales of our products.

Our success depends on our continued ability to attract, retain, develop and motivate highly qualified management, clinical, scientific and sales and marketing personnel. We do not have employment agreements with any of our employees, other than our chief executive officer. Their employment with us is "at will," and each employee can terminate his or her employment with us at any time. As a condition of employment, our employees sign a confidentiality and trade secrets agreement that precludes them, upon termination of their employment, from recruiting our employees or working for a direct competitor. We also have agreements with several of our officers that provide for the payment of either one year's salary plus bonus or six months' salary plus bonus in the event of separation of the officer's employment in certain circumstances. The agreements also prohibit the officer from competing with us and soliciting our employees and customers in the case of termination of employment. The enforceability of these agreements depends on the circumstances at the time of separation, and the agreements may be difficult to enforce. We do not carry key person insurance covering members of senior management. The competition for qualified personnel in the medical device industry is intense. We will need to hire additional personnel as we continue to expand our development activities and drive sales of our products. We may not be able to attract, retain and develop quality personnel on acceptable terms given the competition for such personnel.

Consolidation in the healthcare industry could have an adverse effect on our revenues and results of operations.

Many healthcare industry companies, including healthcare systems, are consolidating to create new companies with greater market power. As the healthcare industry consolidates, competition to provide goods and services to industry participants will become more intense. These industry participants may try to use their market power to negotiate price concessions or reductions for medical devices that incorporate components produced by us. If we are forced to reduce our prices because of consolidation in the healthcare industry, our revenues would decrease and our consolidated earnings, financial condition or cash flows would suffer.

An interruption in or breach of security of our information or manufacturing systems, including the occurrence of a cyber incident or a deficiency in our cybersecurity, may result in a loss of business or damage to our reputation.

We rely on communications, information and manufacturing systems to conduct our business. Any failure, interruption or cyber incident of these systems could result in failures or disruptions in our customer relationship management or product manufacturing. A cyber incident is an intentional attack or an unintentional event that can include gaining unauthorized access to information systems to disrupt operations, corrupt data, or steal confidential information. The occurrence of any failures, interruptions or cyber incidents could result in a loss of customer business or reputation and have a material effect on our business, financial condition, results of operations and cash flows.

A U.S. and global economic downturn could adversely affect our operating results, financial condition or liquidity.

We are subject to risks arising from adverse changes in general domestic and global economic conditions, including recession or economic slowdown and disruption of credit markets. The European sovereign debt crisis has increased concerns about global economic recovery. Over the past several years, the credit and capital markets have experienced extreme volatility and disruption. The strength of the United States and global economy is uncertain, and the United States may experience slowed growth or another recession. Turbulence in the financial markets and general economic uncertainties may make it more difficult and more expensive for hospitals and health systems to obtain credit, which would contribute to pressures on our operating margin, resulting from rising supply costs, reduced investment income and philanthropic giving, increased interest expense, reimbursement pressure, reduced elective healthcare spending and uncompensated care. In such circumstances, we expect many of our customers would continue to scrutinize costs, trim budgets and look for opportunities to further reduce or slow capital spending.

In addition, the potential decline in federal and state revenues that may result from such conditions may create additional pressures to contain or reduce reimbursements for our products from Medicare, Medicaid and other government sponsored programs. Increasing job losses or slow improvement in the unemployment rate in the U.S. has and may continue to result in a smaller percentage of patients being covered by an employer group health plan and a larger percentage being covered by lower paying Medicare and Medicaid programs.

Further, a strengthening of the United States dollar in conjunction with the European sovereign debt crisis or other negative economic event may adversely affect the results of our international operations when those results are translated into United States dollars. Additionally, disruptions in the credit markets could impede our access to capital, which could be further adversely affected if we are unable to maintain our current credit ratings. If we cannot obtain financing, we may need to defer capital expenditures or seek other sources of liquidity, which may not be available to us on acceptable terms if at all. All of these factors related to the global economic situation, which are beyond our control, could negatively impact our business, results of operations, financial condition and liquidity.

Risks related to this offering

Our stock price may continue to be volatile.

The market price of our common stock, similar to other medical device companies, has been, and is likely to continue to be, highly volatile. The trading price of our stock varied from a low of $7.04 to a high of $15.45 during 2012. The following factors, among other things, may significantly affect the market price of our common stock:

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actual or anticipated fluctuations in our operating results and the operating results of competitors;

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announcements of technological innovations or new products by us or our competitors;

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results of clinical trials or studies by us or our competitors;

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governmental regulation;

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developments with respect to patents or proprietary rights, including assertions that our products infringe the intellectual property rights of others;

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public concern regarding the safety of products developed by us or others;

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the initiation or cessation in coverage of our common stock, or changes in estimates or recommendations concerning us or our common stock, by securities analysts;

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changes in accounting principles;

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past or future management changes;

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litigation;

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adverse developments in any government inquiry or investigation;

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changes in general market and economic conditions; and

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the possibility of our financing future operations through additional issuances of equity securities, which may result in dilution to existing stockholders.

In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been brought against that company. Following the decrease in our stock price in September 2008 and following the execution of a search warrant related to a government investigation of us and certain of our employees, we became the target of securities litigation. Due to the potential volatility of our stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources from our business and could require us to make substantial payments to settle those proceedings or satisfy any judgments that may be reached against us.

If securities or industry analysts issue an adverse or misleading opinion regarding our stock or do not publish research or reports about our business, our stock price could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us and our business. We do not control these analysts or the content and opinions included in their reports. The price of our common stock could decline if one or more analysts downgrade our common stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business. If one or more analysts cease coverage of our company or fail to regularly publish reports about our company, we could lose visibility in the financial market, which in turn could cause our stock price to decline. Further, securities or industry analysts may elect not to provide research coverage of our common stock and such lack of research coverage may adversely affect the market price of our common stock.

Our management has broad discretion over the use of proceeds from this offering and might not apply the proceeds of this offering in ways that increase the value of your investment in our company.

Our management has broad discretion to use the net proceeds to us from this offering, and you are relying on the judgment of our management regarding the application of these proceeds, without the opportunity to assess whether the proceeds are being used appropriately. The failure of our management to apply the net proceeds effectively could harm our business, financial condition and operating results, and may not increase the value of your investment in our company.

We have not allocated these net proceeds for specific purposes. We intend to use the net proceeds from this offering for general corporate purposes, including working capital. We may also use all or a portion of the net proceeds to acquire or invest in complementary businesses, technologies or assets, but at this time, we have no current understandings, agreements or commitments to do so. Our management might not be able to yield a significant return or any return on any investment of these net proceeds.

We have never paid cash dividends on our capital stock, and we do not anticipate paying any dividends in the foreseeable future.

We have never paid cash dividends on any of our capital stock and currently intend to retain our future earnings to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for the foreseeable future.

Protections against unsolicited takeovers in our charter and bylaws may reduce or eliminate our stockholders' ability to resell their shares at a premium over market price.

Our charter and bylaws contain provisions relating to issuance of preferred stock, special meetings of stockholders and advance notification procedures for stockholder proposals that could have the effect of discouraging, delaying or preventing an unsolicited change in the control of Spectranetics. Our board of directors is elected for staggered three-year terms, which prevents stockholders from electing all directors at each annual meeting and may have the effect of discouraging, delaying or preventing a change in control.

We are subject to Section 203 of the Delaware General Corporation law, or Section 203, which in general and subject to exceptions, prohibits a publicly held Delaware corporation from engaging in a "business combination" (as defined in Section 203) with an "interested stockholder" (as defined in Section 203) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless certain conditions are met. Section 203 may discourage, delay or prevent an acquisition of our company even at a price our stockholders may find attractive.

Use of proceeds

We estimate that we will receive net proceeds from the sale of 4,750,000 shares of common stock that we are selling in this offering of approximately $85.8 million, or approximately $98.8 million if the underwriters exercise in full their option to purchase additional shares of common stock, based on the last reported sale price of our common stock on April 22, 2013, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We expect to use the net proceeds from the sale of our common stock for general corporate purposes, including working capital. We may use all or a portion of the net proceeds to acquire or invest in complementary businesses, technologies or assets. We have no present understandings, commitments or agreements to enter into any acquisitions or make any investments.

As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the net proceeds of this offering. Our management will have significant flexibility in applying the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of these net proceeds. Pending the uses described above, we intend to invest the net proceeds from this offering in short-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

Market price of common stock

Our common stock is traded on the NASDAQ Global Select Market under the symbol "SPNC." As of March 31, 2013, there were 35,101,943 shares of our common stock issued and outstanding held by approximately 470 stockholders of record. The table below sets forth the high and low sales prices for our common stock as reported on the NASDAQ Global Select Market for each calendar quarter in 2011, 2012 and 2013.

	High sale price	Low sale price

2011
1st Quarter	$5.37	$4.12
2nd Quarter	6.39	4.61
3rd Quarter	7.72	5.16
4th Quarter	8.31	6.30
2012
1st Quarter	$10.95	$7.04
2nd Quarter	11.58	9.25
3rd Quarter	14.76	9.93
4th Quarter	15.45	13.12
2013
1st Quarter	$19.32	$14.58
2nd Quarter (through April 22, 2013)	19.73	17.75

The closing sales price of our common stock on April 22, 2013 was $19.35.

 Dividend policy

We have not paid cash dividends on our common stock in the past and do not expect to do so in the foreseeable future. The payment of dividends in the future will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant. Our line of credit with Wells Fargo Bank, N.A. limits our ability to pay dividends in some circumstances.

Material United States federal income tax
considerations for non-U.S. holders

The following is a general discussion of the principal material U.S. federal income and estate tax considerations with respect to the acquisition, ownership and disposition of our common stock by a non-U.S. holder (as defined below) as of the date hereof. This discussion is not a complete analysis of all of the potential U.S. federal income and estate tax consequences relating to the ownership of our stock, nor does it address any tax consequences arising under any state, local, or non-U.S. tax laws, the U.S. federal gift tax rules or any other U.S. federal tax laws. Except where noted, this discussion deals only with a non-U.S. holder that holds our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code (generally, property held for investment).

For purposes of this discussion, a "non-U.S. holder" means a beneficial owner of our common stock (other than a partnership) that is not any of the following for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the U.S., (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof, the District of Columbia, or any political subdivision of the United States, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner and upon the activities of the partnership. Accordingly, if you are a partnership holding our common stock, or a partner in such a partnership, you should consult your tax advisors regarding the specific U.S. federal income tax consequences applicable to you.

This discussion is based upon provisions of the Code, Treasury regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, or be subject to differing interpretations, so as to result in U.S. federal income and estate tax consequences different from those summarized below. No ruling has been or will be sought from the Internal Revenue Service, or IRS, with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of shares of our common stock, or that any such contrary position would not be sustained by a court. This discussion does not address all aspects of U.S. federal income and estate taxes that may be relevant to non-U.S. holders in light of their personal circumstances or to non-U.S. holders who are subject to special rules, including without limitation banks, thrifts or other financial institutions; insurance companies; partnerships or other pass-through entities; real estate investment trusts; regulated investment companies; former U.S. citizens or residents; "controlled foreign corporations" or "passive foreign investment companies"; corporations that accumulate earnings to avoid U.S. federal income tax; brokers, dealers or traders in securities, commodities or currencies; tax-exempt organizations; tax-qualified retirement plans; persons subject to the alternative minimum tax; persons that hold or receive shares of our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; persons that own, or are deemed to own, more than 5% of our outstanding common stock (except to the extent specifically set forth below); persons holding shares of our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment; and persons deemed to sell shares of our common stock under the constructive sale provisions of the Code. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this discussion.

If you are considering the purchase of our common stock, you should consult your tax advisors concerning the particular U.S. federal tax consequences to you of the ownership and disposition of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction, including any state, local or foreign income tax consequences.

Dividends

Payments made on our common stock will generally constitute "dividends" for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder's adjusted tax basis in our common stock, but not below zero. Any excess amounts will be treated as gain from the sale or disposition of our common stock, as described below.

We have never declared or paid cash dividends on our common stock and we do not intend to declare or pay cash dividends on our common stock in the foreseeable future. If we were to pay dividends in the future on our common stock, they would be subject to U.S. federal income tax in the manner described below.

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a U.S. trade or business by a non-U.S. holder and, where an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder, are not subject to this withholding tax, but instead are subject to U.S. federal income tax on a net income basis at, as the case may be, generally applicable individual or corporate graduated rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from this withholding tax, including furnishing to us or our paying agent a properly completed and executed IRS Form W-8ECI (or successor form). Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends will be required to (a) properly complete and execute IRS Form W-8BEN (or successor form) and certify under penalty of perjury that such holder is not a U.S. person and is qualified for the reduced rate or (b) if the common stock is held through certain foreign intermediaries or other agents acting on the holder's behalf, satisfy the relevant certification requirements of applicable Treasury regulations. Non-U.S. holders must provide this certification to us or our paying agent prior to the payment of any dividends and it must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to the agent. The holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. These forms must be periodically updated. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty (including, without limitation, the need to obtain a U.S. taxpayer identification number).

A non-U.S. holder of our common stock that does not timely provide us or our paying agent with the required certification, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on disposition of common stock

A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of our common stock unless (i) the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the U.S. and, where a tax treaty applies, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder, (in which case the net income basis taxation described above would apply, and, for a non-U.S. holder that is a foreign corporation, the branch profits tax described above may also apply), (ii) the non-U.S. holder is an individual who holds our common stock as a capital asset, is present in the U.S. for 183 or more days during the taxable year of the sale or other disposition and meets certain other requirements (in which case the gain would be subject to U.S. federal income tax at a flat 30% rate, or such lower rate as is specified by an applicable tax treaty, but may be offset by U.S. source capital losses even though the individual is not considered a resident of the U.S.), or (iii) we are or have been a "U.S. real property holding corporation," or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held the common stock.

Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we currently are not, and we do not anticipate becoming, a "USRPHC" for U.S. federal income tax purposes. If we are or become a USRPHC, and if our common stock is regularly traded on an established securities market at any time during the calendar year, only a non-U.S. holder who actually or constructively holds or held (at any time during the shorter of the five-year period preceding the date of disposition or the holder's holding period) more than 5% of our common stock will be subject to U.S. federal income tax on the disposition of the common stock. Such holder would be subject to regular U.S. federal income tax with respect to any gain recognized in generally the same manner as a U.S. person.

Federal estate tax

Common stock in a U.S. corporation, including Spectranetics, directly held by an individual who is a non-U.S. holder at the time of death will be considered U.S. situs property, included in the gross estate of the nonresident alien decedent for U.S. federal estate tax purposes, and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld (if any) with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides or is established under the provisions of an applicable income tax treaty or agreement.

Under certain circumstances, the Code imposes backup withholding, currently at a 28% rate, on certain reportable payments. Backup withholding, however, generally will not apply to payments of dividends to a non-U.S. holder of our common stock if the holder is a foreign corporation, or if the non-U.S. holder furnishes to us or our paying agent the required certification under penalties of perjury as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we have or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Payments of the proceeds from a disposition by a non-U.S. holder of our common stock made by or through a non-U.S. office of a non-U.S. broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) will apply to those payments if the broker does not have documentary evidence that the beneficial owner is a non-U.S. holder, an exemption is not otherwise established, and the broker is: (i) a U.S. citizen; (ii) a controlled foreign corporation for U.S. federal income tax purposes; (iii) a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period; or (iv) a foreign partnership if at any time during its tax year (1) one or more of its partners are U.S. persons who hold in the aggregate more than 50% of the income or capital interest in such partnership or (2) it is engaged in the conduct of a U.S. trade or business.

Payments of the proceeds from a non-U.S. holder's disposition of our common stock made by or through the U.S. office of a broker generally will be subject to information reporting and backup withholding unless the non-U.S. holder is a foreign corporation, or certifies as to its non-U.S. holder status under penalties of perjury, such as by providing a valid IRS Form W-8BEN or W-8ECI, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign accounts

Withholding taxes may apply to certain types of payments made to foreign financial institutions and certain other non-U.S. entities. The failure to comply with additional certification, information reporting and other specified requirements could result in a withholding tax imposed on payments of dividends and sales proceeds to foreign intermediaries and certain non-U.S. holders. A 30% withholding tax is imposed on dividends on, or gross proceeds from the sale or other disposition of, shares of our common stock paid to a "foreign financial institution" or to a "non-financial foreign entity," (each as specially defined under the applicable rules under the Code) unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities (as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the U.S. governing these withholding taxes and reporting requirements may be subject to different rules.

On January 17, 2013 the IRS issued final Treasury Regulations providing that the withholding provisions described above will apply to payments of dividends on shares of our common stock made on or after

January 1, 2014 and to payments of gross proceeds from a sale or other disposition of such stock on or after January 1, 2017. Prospective investors should consult their tax advisors regarding this legislation.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

Underwriting

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC and Piper Jaffray & Co. are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares

J.P. Morgan Securities LLC
Piper Jaffray & Co
Canaccord Genuity Inc.
Stifel, Nicolaus & Company, Incorporated

Total	4,750,000

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $              per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $              per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to purchase up to 712,500 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $               per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

Underwriting discounts and commissions

	Without over-allotment exercise	With over-allotment exercise

Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $600,000.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not, subject to limited exceptions, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, or the Securities Act, relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (2) enter into any swap or other agreement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock, or such other securities, in cash or otherwise), in each case without the prior written consent of each of J.P. Morgan Securities LLC and Piper Jaffray & Co., for a period of 90 days after the date of this prospectus supplement. The foregoing restrictions do not apply to (i) shares of common stock issued during the 90-day restricted period in connection with any acquisition or other strategic transaction including licensing and collaborations undertaken by us provided that the recipient executes a "lock-up" agreement and the number of shares of common stock issued do not exceed 10% of the shares of Common Stock then outstanding and (ii) grants of any stock option, restricted stock unit or restricted stock award under any of our benefit plans established prior to the date hereof. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. The foregoing sentence will not apply if, within three business days prior to the 15th calendar day before the last day of the 90-day period, we deliver a certificate, signed by our Chief Financial Officer or Chief Executive Officer, certifying on our behalf that the shares of common stock are "actively traded securities" (as defined in Regulation M) and that we meet the requirements set forth in paragraph (a)(1) of Rule 139 under the Securities Act.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 90 days after the date of this prospectus, may not, without the prior written consent of each of J.P. Morgan Securities LLC and Piper Jaffray & Co. on behalf of the underwriters, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exercisable or exchangeable for any shares of our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors or executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock. The foregoing restrictions do not apply to (i) transfers of shares of common stock or securities convertible or exchangeable for common stock pursuant to any Rule 10b5-1 trading plans currently existing, (ii) exercises of any stock option or the vesting of any restricted stock unit or restricted stock awards granted under any benefit plan, including but not limited to any stock incentive plan, employee stock option plan, restricted stock unit plan or restricted stock award plan, or automatic sales of stock to us pursuant to the terms of such plans to cover tax payments or any form of "cashless" exercise generally available for such grants or (iii) (A) bona fide gifts or other transfers for no consideration, (B) dispositions of Common Stock to any trust, family limited partnership or similar entity for the direct or indirect benefit of the undersigned and/or the ancestors, lineal descendants, siblings or spouse of the undersigned; provided further that, in the case of any transfers pursuant to clause (iii), it shall be a pre-condition to any such transfer or distribution pursuant to clause (A) or (B), each done that (x) the transferee or distributee shall execute and deliver to the Representatives a lock-up letter in the form of this paragraph, (y) any such transfer or distribution pursuant to clause (A) or (B), shall not involve a disposition for value, and (z) no filing by any party (donor, done, distributor, distributee, transferor or transferee) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 90-day period referred to above).

Our directors and executive officers may also enter into new Rule 10b5-1 trading plans as long as no trades of shares of common stock will occur under the trading plan during the restricted period and no filing or public announcement under the Exchange Act or otherwise is made in connection with entering into such a plan during the restricted period.

Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. The foregoing sentence will not apply if, within three business days prior to the 15th calendar day before the last day of the 90-day period, we deliver a certificate, signed by our Chief Financial Officer or Chief Executive Officer, certifying on our behalf that the shares of common stock are "actively traded securities" (as defined in Regulation M) and that we meet the requirements set forth in paragraph (a)(1) of Rule 139 under the Securities Act.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed on the NASDAQ Global Select Market under the symbol "SPNC."

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, or purchasing and selling shares of, common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that, if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on the NASDAQ Global Select Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the NASDAQ Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Certain of the underwriters and their affiliates may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and our affiliates in the ordinary course of their business, for which they may receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans.

Selling restrictions

European economic area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State) an offer to the public of any securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•
to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the joint book-running managers for any such offer; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the securities shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer to the public" in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

•
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA, received by it in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Switzerland

This document, as well as any other material relating to the shares of our common stock, which are the subject of the offering contemplated by this prospectus, does not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

The shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by us from time to time.

This document, as well as any other material relating to the shares, is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Legal matters

Faegre Baker Daniels LLP, Denver, Colorado will pass upon the validity of the issuance of the shares of common stock offered by this prospectus supplement. Latham & Watkins LLP, Costa Mesa, California will act as counsel to the underwriters.

Experts

The consolidated financial statements and schedule of The Spectranetics Corporation and its subsidiaries as of December 31, 2012 and for the year then ended, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements and the related financial statement schedules for the years ended December 31, 2010 and 2011, incorporated in this prospectus supplement by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of our internal control over financial reporting have been audited by EKS&H LLLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Where you can find more information

We have filed with the Securities and Exchange Commission a registration statement on Form S-3 (No. 333-187172) under the Securities Act relating to the common stock offered by this prospectus supplement. This prospectus supplement is a part of that registration statement, which includes additional information not contained in this prospectus supplement.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.spectranetics.com/. Our website is not a part of this prospectus supplement. You may also read and copy any document we file with the SEC at its public reference room, at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

Documents incorporated by reference

The SEC allows us to incorporate documents by reference in this prospectus supplement. This means that if we list or refer to a document that we have filed with the SEC in this prospectus supplement, that document is considered to be a part of this prospectus supplement and should be read with the same care. Documents that we file with the SEC in the future that are incorporated by reference will automatically update and supersede information incorporated by reference in this prospectus supplement and the accompanying prospectus. The documents listed below are incorporated by reference into this prospectus supplement (except for information furnished to the SEC that is not deemed to be "filed" for purposes of the Securities Exchange Act of 1934, as amended, or the "Exchange Act"):

•
our Annual Report on Form 10-K for the year ended December 31, 2012;

•
our Current Reports on Form 8-K filed on January 7, 2013, January 11, 2013, March 8, 2013, and April 23, 2013;

•
our Definitive Proxy Statement on Schedule 14A filed on April 3, 2013;

•
the description of our common stock contained in our registration statement on Form 8-A, declared effective by the Commission on December 5, 1991, including any amendment or report filed before or after the date of this prospectus for the purpose of updating the description; and

•
any documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of the offering of the common stock (which filed documents do not include any portion thereof containing information furnished rather than filed, including information furnished under either Item 2.02 or 7.01, or any related exhibit, of any Current Report on Form 8-K).

You may obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC's Internet web site at http://www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibit to those documents, unless the exhibit is specifically incorporated by reference into the information that this document incorporates. You may obtain documents incorporated by reference in this prospectus supplement by writing or telephoning us at 9965 Federal Drive, Colorado Springs, Colorado 80921, Attention: Corporate Secretary (719) 633-8333. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

PROSPECTUS

THE SPECTRANETICS CORPORATION

$250,000,000

Senior Debt Securities
Subordinated Debt Securities
Preferred Stock
Depositary Shares
Common Stock
Warrants
Units

        We may from time to time offer up to an aggregate offering amount of $250,000,000 of senior debt securities, subordinated debt securities, preferred stock, depositary shares, common stock, warrants, or units. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

        Our common stock is listed on the NASDAQ Global Select Market under the symbol "SPNC." On March 22, 2013, the last reported sale price of our common stock was $18.73 per share.

        There are significant risks associated with an investment in our securities. You should read carefully the risks we describe in the accompanying prospectus supplement as well as the risk factors discussed in our periodic reports that we file with the Securities and Exchange Commission, for a better understanding of the risks and uncertainties that investors in our securities should consider.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is April 4, 2013.

        You should rely only on the information contained in this prospectus or any prospectus supplement to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus or any prospectus supplement may only be accurate on the date of those documents.

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to the registration statement and the documents incorporated by reference in the registration statement contain the full text of the contracts and other important documents summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities that we may offer, you should review the full text of these documents. The registration statement can be obtained from the SEC as indicated under the heading "Where You Can Find More Information."

        This prospectus provides you with only a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information." Unless the context otherwise requires, references in this prospectus to "The Spectranetics Corporation," "Spectranetics," the "Company," "we," "us" and "our" refer to The Spectranetics Corporation and all of its subsidiaries collectively.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any accompanying prospectus supplement, and the documents incorporated by reference herein and therein may include forward-looking statements as defined by the SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as "anticipate," "will," "estimate," "expect," "project," "intend," "should," "plan," "believe," "hope," and other words and terms of similar meaning in connection with any discussion of, among other things, future operating or financial performance, strategic initiatives and business strategies, regulatory or competitive environments, our intellectual property and product development. You are cautioned not to place undue reliance on these forward-looking statements and to note that they speak only as of the date hereof. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation the Risk Factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012, and in other reports that we file with the SEC from time to time, and the following:

  •
  We may be unable to compete successfully with larger companies in our highly competitive industry.

  •
  Our ability to increase our revenue is largely dependent on our ability to successfully penetrate our target markets and develop new products for those markets.

  •
  Our products may not achieve or maintain market acceptance.

  •
  If we do not achieve our projected development and commercialization goals, our business may be harmed.

  •
  We have a history of losses and may not be able to achieve and maintain profitability.

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  Our business may be adversely affected by litigation and other legal proceedings.

  •
  Our business, financial condition, results of operations and cash flows could be adversely affected by certain healthcare reform initiatives and other administrative and legislative proposals that may be adopted in the future in our key markets.

  •
  Regulatory compliance is expensive and complex, and approvals can often be denied or significantly delayed.

  •
  If our clinical trials fail to achieve adequate indications or are otherwise unsuccessful or significantly delayed, or if we do not complete our clinical trials, our business may be harmed.

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  Our regulatory compliance program cannot guarantee that we are in compliance with all potentially applicable U.S. federal and state regulations and all potentially applicable foreign regulations.

  •
  From time to time we engage outside parties to perform services related to certain of our clinical studies and trials, and any failure of those parties to fulfill their obligations could result in costs and delays.

  •
  Compliance with the terms and conditions of our Corporate Integrity Agreement with the Office of Inspector General of the United States Department of Health and Human Services requires significant resources and management time and, if we fail to comply, we could be subject to penalties or, under certain circumstances, excluded from government healthcare programs, which would materially reduce our sales.

  •
  Our products are subject to recalls after receiving FDA or foreign approval or clearance, which would divert managerial and financial resources, harm our reputation, and could adversely affect our business.

  •
  The continuing development of many of our products depends upon us maintaining strong relationships with physicians.

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  Some of our patents have expired and our patents and proprietary rights may be proved invalid or unenforceable, which would enable competitors to copy our products.

  •
  We have important sole source suppliers and may be unable to replace them if they stop supplying us.

  •
  The amount of our net operating loss carryovers may be limited.

  •
  Technological change may result in our products becoming obsolete.

  •
  We and our component suppliers may not meet regulatory quality standards applicable to our manufacturing processes, which could have an adverse effect on our business, financial condition, and results of operations.

  •
  We do not manufacture the TAPAS catheter, the Quick-Access Needle Holder, or the Quick-Cross Guidewire Connector, and any interruption in the supply of these products could have an adverse effect on our business, financial condition, and results of operations.

  •
  Healthcare cost containment pressures and legislative or administrative reforms resulting in restrictive coverage and reimbursement practices of third-party payers could decrease the demand for our products, the prices that customers are willing to pay for those products and the number of procedures performed using our devices, which could have an adverse effect on our business.

  •
  We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws and regulations and, if we are unable to fully comply with such laws, could face substantial penalties.

  •
  If we fail to obtain regulatory approvals in other countries for our products, we will not be able to market our products in such countries, which could harm our business.

  •
  We are exposed to the problems and risks that come from having international operations.

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  Product liability and other claims against us may reduce demand for our products or result in substantial damages.

  •
  We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights, which could result in substantial costs and liability.

  •
  If we are not able to protect and control unpatented trade secrets, know-how and other proprietary technology, we may suffer competitive harm.

  •
  Environmental and health safety laws may result in liabilities, expenses and restrictions on our operations.

  •
  We depend on attracting, retaining and developing key management, clinical, scientific and sales and marketing talent, and the loss of these personnel could impair the development and sales of our products.

  •
  Consolidation in the healthcare industry could have an adverse effect on our revenues and results of operations.

  •
  If we make acquisitions, we could encounter difficulties that harm our business.

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  If we are unable to obtain additional funding we may be unable to make desirable acquisitions.

  •
  If we do not effectively manage our growth or control costs related to growth, our results of operations will suffer.

  •
  An interruption in or breach of security of our information or manufacturing systems, including the occurrence of a cyber incident or a deficiency in our cybersecurity, may result in a loss of business or damage to our reputation.

  •
  A U.S. and global economic downturn could adversely affect our operating results, financial condition, or liquidity.

  •
  Our stock price may continue to be volatile.

  •
  Protections against unsolicited takeovers in our charter and bylaws may reduce or eliminate our stockholders' ability to resell their shares at a premium over market price.

  •
  Risk factors discussed in any accompanying prospectus supplement.

        New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

 THE SPECTRANETICS CORPORATION

        We develop, manufacture, market, and distribute single-use medical devices used in minimally invasive procedures within the cardiovascular system. Our products are used to treat arterial blockages in the heart and legs and to remove pacemaker and defibrillator cardiac leads. Approximately 66% of our disposable product revenue is from products used in connection with our proprietary excimer laser system, the CVX-300®. Our single-use laser catheters contain up to 250 small diameter, flexible optical fibers that can access difficult to reach peripheral and coronary anatomy and produce evenly distributed laser energy at the tip of the catheter for more uniform ablation. We believe that our excimer laser system is the only laser system approved in the United States, Europe, Japan and Canada for use in multiple, minimally invasive cardiovascular procedures.

        We believe that the diversified nature of our business allows us to respond to a wide range of physician and patient needs. Our Vascular Intervention business unit includes:

  •
  a range of laser catheters for ablation of blockages in arteries above and below the knee (peripheral atherectomy);

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  support catheters to facilitate crossing of coronary and peripheral arterial blockages, retrograde access and guidewire retrieval devices used in the treatment of peripheral arterial blockages, including chronic total occlusions (crossing solutions);

  •
  aspiration and cardiac laser catheters for the treatment of blockages in the heart (coronary atherectomy and thrombectomy); and

  •
  therapeutic infusion system catheters for vascular delivery of drugs and diagnostic agents.

        Our Lead Management business unit includes excimer laser sheaths, non-laser sheaths, and cardiac lead management accessories for the removal of pacemaker and defibrillator cardiac leads.

        Our two reporting segments are United States Medical and International Medical. United States Medical includes sales operations in the United States and Canada. International Medical includes our sales presence in more than 40 countries outside of the U.S., including our direct sales operations in certain countries in Europe and Puerto Rico and a network of nearly 50 distributors.

        We are a Delaware corporation. Our common stock is listed on the NASDAQ Global Select Market under the symbol "SPNC." Our principal and executive offices are located at 9965 Federal Drive, Colorado Springs, Colorado 80921 and our telephone number is (719) 633-8333. Our Internet address is www.spnc.com. Information on our website does not constitute part of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

	Years Ended December 31,
	2008	2009	2010	2011	2012
Ratio of earnings to fixed charges(1)	—	—	—	3.4x	7.5x

(1)
For 2008, 2009 and 2010, our earnings were insufficient to cover fixed charges by $4.7 million, $13.2 million and $6.8 million, respectively. The ratio of earnings to fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges for all periods presented because no shares of preferred stock were outstanding during these periods.

 DIVIDEND POLICY

        We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to compliance with covenants under any existing financing agreements, which may restrict or limit our ability to declare or pay dividends, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

USE OF PROCEEDS

        Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of any securities described in this prospectus for working capital and general corporate purposes, which may include:

  •
  acquisitions;

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  repayment or refinancing of future debt;

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  capital expenditures;

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  investments; and

  •
  other business opportunities.

DESCRIPTION OF SENIOR DEBT SECURITIES

General

        The following description applies to the senior debt securities offered by this prospectus. The senior debt securities will be direct, unsecured obligations of Spectranetics and will rank on a parity with all of our outstanding unsecured senior indebtedness. The senior debt securities may be issued in one or more series. The senior debt securities will be issued under an indenture between us and the trustee specified in the applicable prospectus supplement.

        The statements under this caption are brief summaries of the provisions contained in the indenture, do not claim to be complete; and are qualified in their entirety by reference to the indenture, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Whenever defined terms are used but not defined in this prospectus, those terms have the meanings given to them in the indenture.

        The following describes the general terms and provisions of the senior debt securities to which any prospectus supplement may relate. The particular terms of any senior debt security and the extent, if any, to which these general provisions may apply to the senior debt securities will be described in the prospectus supplement relating to the senior debt securities.

        The indenture does not limit the aggregate principal amount of senior debt securities which may be issued under it. Rather, the indenture provides that senior debt securities of any series may be issued under it up to the aggregate principal amount which we may authorize from time to time. Senior debt securities may be denominated in any currency or currency unit we designate. Neither the indenture nor the senior debt securities will limit or otherwise restrict the amount of other debt which we may incur or the other securities which we may issue.

        Senior debt securities of a series may be issuable in registered form without coupons, which we refer to as "registered securities," or in the form of one or more global securities in registered form, which we refer to as "global securities."

        You must review the prospectus supplement for a description of the following terms, where applicable, of each series of senior debt securities for which this prospectus is being delivered:

  •
  the title of the senior debt securities;

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  the limit, if any, on the aggregate principal amount or aggregate initial public offering price of the senior debt securities;

  •
  the priority of payment of the senior debt securities;

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  the price or prices, which may be expressed as a percentage of the aggregate principal amount, at which the senior debt securities will be issued;

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  the date or dates on which the principal of the senior debt securities will be payable;

  •
  the interest rate or rates, which may be fixed or variable, for the senior debt securities, if any, or the method of determining the same;

  •
  the date or dates from which interest, if any, on the senior debt securities will accrue, the date or dates on which interest, if any, will be payable, the date or dates on which payment of interest, if any, will commence and the regular record dates for the interest payment dates;

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  the extent to which any of the senior debt securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent global senior debt security will be paid;

  •
  each office or agency where the senior debt securities may be presented for registration of transfer or exchange;

  •
  the place or places where the principal of and any premium and interest on the senior debt securities will be payable;

  •
  the date or dates, if any, after which the senior debt securities may be redeemed or purchased in whole or in part, (1) at our option or (2) mandatorily pursuant to any sinking, purchase or similar fund or (3) at the option of the holder, and the redemption or repayment price or prices;

  •
  the terms, if any, upon which the senior debt securities may be convertible into or exchanged for any other kind of our securities or indebtedness and the terms and conditions upon which the conversion or exchange would be made, including the initial conversion or exchange price or rate, the conversion period and any other additional provisions;

  •
  the authorized denomination or denominations for the senior debt securities;

  •
  the currency, currencies or units based on or related to currencies for which the senior debt securities may be purchased and the currency, currencies or currency units in which the principal of and any premium and interest on the senior debt securities may be payable;

  •
  any index used to determine the amount of payments of principal of and any premium and interest on the senior debt securities;

  •
  the payment of any additional amounts with respect to the senior debt securities;

  •
  whether any of the senior debt securities will be issued with original issue discount;

  •
  information with respect to book-entry procedures, if any;

  •
  any additional covenants or events of default not currently included in the indenture relating to the senior debt securities; and

  •
  any other terms of the senior debt securities not inconsistent with the provisions of the indenture.

        If any of the senior debt securities are sold for one or more foreign currencies or foreign currency units or if the principal of or any premium or interest on any series of senior debt securities is payable in one or more foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to that issue of senior debt securities and those currencies or currency units will be described in the applicable prospectus supplement.

        A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree.

        Senior debt securities may be issued as original issue discount senior debt securities, which bear no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below their stated principal amount due at the stated maturity of the senior debt securities. There may be no periodic payments of interest on original issue discount securities. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder of the original issue discount security upon acceleration will be determined in accordance with the prospectus supplement, the terms of the security and the indenture, but will be an amount less than the amount payable at the maturity of the principal of the original issue discount security.

        If the senior debt securities are issued with "original issue discount" within the meaning of the Internal Revenue Code of 1986, as amended, then a holder of those senior debt securities will be required under the Internal Revenue Code to include original issue discount in ordinary income for federal income tax purposes as it accrues, in accordance with a constant interest method that takes into account the compounding of interest, in advance of receipt of cash attributable to that income. Generally, the total amount of original issue discount on a senior debt security will be the excess of the stated redemption price at maturity of the security over the price at which the security is sold to the public. To the extent a holder of a senior debt security receives a payment (at the time of acceleration of maturity, for example) that represents payment of original issue discount already included by the holder in ordinary income or reflected in the holder's tax basis in the security, that holder generally will not be required to include the payment in income. The specific terms of any senior debt securities that are issued with original issue discount and the application of the original discount rules under the Internal Revenue Code to those securities will be described in a prospectus supplement for those securities.

Registration and Transfer

        Unless otherwise indicated in the applicable prospectus supplement, senior debt securities will be issued only as registered securities. Senior debt securities issued as registered securities will not have interest coupons.

        Registered securities (other than a global security) may be presented for transfer, with the form of transfer endorsed thereon duly executed, or exchanged for other senior debt securities of the same series at the office of the security registrar specified in the indenture. The indenture provides that, with respect to registered securities having The City of New York as a place of payment, we will appoint a security registrar or co-security registrar located in The City of New York for such transfer or exchange. Transfer or exchange will be made without service charge, but we may require payment of any taxes or other governmental charges.

Book-Entry Senior Debt Securities

        Senior debt securities of a series may be issued in whole or in part in the form of one or more global securities. Each global security will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or permanent form. Until exchanged in whole or in part for the individual securities which it represents, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or any nominee of the successor. The specific terms of the depositary arrangement for a series of senior debt securities will be described in the applicable prospectus supplement.

Payment and Paying Agents

        Unless otherwise indicated in an applicable prospectus supplement, payment of principal of and any premium and interest on registered securities will be made at the office of such paying agent or paying agents as we may designate from time to time. In addition, at our option, payment of any interest may be made by:

  •
  check mailed to the address of the person entitled to the payment at the address in the applicable security register; or

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  wire transfer to an account maintained by the person entitled to the payment as specified in the applicable security register.

        Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name the senior debt security is registered at the close of business on the regular record date for the payment.

Consolidation, Merger or Sale of Assets

        The indenture relating to the senior debt securities provides that we may, without the consent of the holders of any of the senior debt securities outstanding under the indenture, consolidate with, merge into or transfer our assets substantially as an entirety to any person, provided that:

  •
  any successor assumes our obligations on the senior debt securities and under the indenture; and

  •
  after giving effect to the consolidation, merger, or transfer, no event of default (as defined in the indenture) will have happened and be continuing.

        Any consolidation, merger or transfer of assets substantially as an entirety, which meets the conditions described above, would not create an event of default which would entitle holders of the senior debt securities, or the trustee acting on their behalf, to take any of the actions described below under "—Events of Default, Waivers, Etc."

Leveraged and Other Transactions

        The indenture and the senior debt securities do not contain provisions which would protect holders of the senior debt securities in the event we engaged in a highly leveraged or other transaction which could adversely affect the holders of senior debt securities.

Modification of the Indenture

        The indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of each affected series, modifications and alterations of the indenture may be made which affect the rights of the holders of the senior debt securities. However, no modification or alteration may be made without the consent of the holder of each senior debt security affected which would, among other things:

  •
  modify the terms of payment of principal of or any premium or interest on the senior debt securities; or

  •
  reduce the percentage in principal amount of outstanding senior debt securities required to modify or alter the indenture.

Events of Default, Waivers, Etc.

        An "event of default" with respect to senior debt securities of any series is defined in the indenture to include:

  1.
  default in the payment of principal of or any premium on any of the outstanding senior debt securities of that series when due;

  2.
  default in the payment of interest on any of the outstanding senior debt securities of that series when due and continuance of such default for 30 days;

  3.
  default in the performance of any of our other covenants in the indenture with respect to the senior debt securities of that series and continuance of such default for 60 days after written notice;

  4.
  certain events of bankruptcy, insolvency or reorganization relating to us; and

  5.
  any other event that may be specified in a prospectus supplement with respect to any series of senior debt securities.

        If an event of default with respect to any series of outstanding senior debt securities occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding senior debt securities of that series may declare the principal amount (or with respect to original issue discount securities, the portion of the principal amount as may be specified in the terms of that series) of all senior debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding senior debt securities of any series may waive an event of default resulting in acceleration and rescind the acceleration of the senior debt securities, but only if all events of default with respect to senior debt securities of such series have been remedied, all payments due, other than those due as a result of acceleration, have been made, and all amounts owing to the trustee have been paid.

        If an event of default occurs and is continuing, the trustee will exercise such of the rights and powers vested in it under the indenture and use the same degree of care and skill in their exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. The holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of any series, subject to certain conditions set forth in the indenture, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series. Prior to acceleration of maturity of the outstanding senior debt securities of any series, the holders of a majority in aggregate principal amount of the senior debt securities may waive any past default under the indenture except a default in the payment of principal of or any premium or interest on the senior debt securities of that series.

        The indenture provides that upon the occurrence of an event of default specified in clauses (1) or (2) of the first paragraph in this subsection, we will, upon demand of the trustee, pay to it, for the benefit of the holders of any senior debt securities, the whole amount then due and payable on the affected senior debt securities for principal, premium, if any, and interest, if any. The indenture further provides that if we fail to pay such amount upon demand, the trustee may, among other things, institute a judicial proceeding for the collection of those amounts.

        The indenture also provides that notwithstanding any of its other provisions, the holder of any senior debt security of any series will have the right to institute suit for the enforcement of any payment of principal of or any premium or interest on the senior debt securities when due and that such right will not be impaired without the consent of that holder.

        We are required to file annually with the trustee a written statement of our officers as to the existence or non-existence of defaults under the indenture or the senior debt securities.

Satisfaction and Discharge

        The indenture provides, among other things, that when all senior debt securities not previously delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable at their stated maturity within one year, we may deposit with the trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the senior debt securities not previously delivered to the trustee for cancellation. Those funds will include all principal, premium, if any, and interest, if any, to the date of the deposit or to the stated maturity, as applicable. Upon such deposit, the indenture will cease to be of further effect except as to our obligations to pay all other sums due under the indenture and to provide the officers' certificates and opinions of counsel required under the indenture. At such time we will be deemed to have satisfied and discharged the indenture.

Governing Law

        The indenture and the senior debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

        Information concerning the trustee for a series of senior debt securities will be set forth in the prospectus supplement relating to that series of senior debt securities.

        We may have normal banking relationships with the trustee in the ordinary course of business.

DESCRIPTION OF SUBORDINATED DEBT SECURITIES

General

        The following description applies to the subordinated debt securities offered by this prospectus. The subordinated debt securities will be unsecured, subordinated obligations of Spectranetics. The subordinated debt securities may be issued in one or more series. The subordinated debt securities will be issued under an indenture between us and the trustee specified in the applicable prospectus supplement.

        The statements under this caption are brief summaries of the provisions contained in the indenture, do not claim to be complete and are qualified in their entirety by reference to the indenture, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Whenever defined terms are used but not defined in this prospectus, those terms have the meanings given to them in the indenture.

        The following describes the general terms and provisions of the subordinated debt securities to which any prospectus supplement may relate. The particular terms of any subordinated debt security and the extent, if any, to which these general provisions may apply to the subordinated debt securities will be described in the prospectus supplement relating to the subordinated debt securities.

        The indenture does not limit the aggregate principal amount of subordinated debt securities which may be issued under it. Rather, the indenture provides that subordinated debt securities of any series may be issued under it up to the aggregate principal amount which we may authorize from time to time. Subordinated debt securities may be denominated in any currency or currency unit we designate. Neither the indenture nor the subordinated debt securities will limit or otherwise restrict the amount of other debt which we may incur or the other securities which we may issue.

        Subordinated debt securities of a series may be issuable in the form of registered securities or global securities.

        You must review the prospectus supplement for a description of the following terms, where applicable, of each series of subordinated debt securities for which this prospectus is being delivered:

  •
  the title of the subordinated debt securities;

  •
  the limit, if any, on the aggregate principal amount or aggregate initial public offering price of the subordinated debt securities;

  •
  the priority of payment of the subordinated debt securities;

  •
  the price or prices, which may be expressed as a percentage of the aggregate principal amount, at which the subordinated debt securities will be issued;

  •
  the date or dates on which the principal of the subordinated debt securities will be payable;

  •
  the interest rate or rates, which may be fixed or variable, for the subordinated debt securities, if any, or the method of determining the same;

  •
  the date or dates from which interest, if any, on the subordinated debt securities will accrue, the date or dates on which interest, if any, will be payable, the date or dates on which payment of interest, if any, will commence and the regular record dates for the interest payment dates;

  •
  the extent to which any of the subordinated debt securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent global subordinated debt security will be paid;

  •
  each office or agency where the subordinated debt securities may be presented for registration of transfer or exchange;

  •
  the place or places where the principal of and any premium and interest on the subordinated debt securities will be payable;

  •
  the date or dates, if any, after which the subordinated debt securities may be redeemed or purchased in whole or in part, (1) at our option or (2) mandatorily pursuant to any sinking, purchase or similar fund or (3) at the option of the holder, and the redemption or repayment price or prices;

  •
  the terms, if any, upon which the subordinated debt securities may be convertible into or exchanged for any other kind of our securities or indebtedness and the terms and conditions upon which the conversion or exchange would be made, including the initial conversion or exchange price or rate, the conversion period and any other additional provisions;

  •
  the authorized denomination or denominations for the subordinated debt securities;

  •
  the currency, currencies or units based on or related to currencies for which the subordinated debt securities may be purchased and the currency, currencies or currency units in which the principal of and any premium and interest on the subordinated debt securities may be payable;

  •
  any index used to determine the amount of payments of principal of and any premium and interest on the subordinated debt securities;

  •
  the payment of any additional amounts with respect to the subordinated debt securities;

  •
  whether any of the subordinated debt securities will be issued with original issue discount;

  •
  information with respect to book-entry procedures, if any;

  •
  the terms of subordination;

  •
  any additional covenants or events of default not currently included in the indenture relating to the subordinated debt securities; and

  •
  any other terms of the subordinated debt securities not inconsistent with the provisions of the indenture.

        If any of the subordinated debt securities are sold for one or more foreign currencies or foreign currency units or if the principal of or any premium or interest on any series of subordinated debt securities is payable in one or more foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to that issue of subordinated debt securities and those currencies or currency units will be described in the applicable prospectus supplement.

        A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree.

        Subordinated debt securities may be issued as original issue discount securities, to be sold at a substantial discount below their stated principal amount due at the stated maturity of the subordinated debt securities. There may be no periodic payments of interest on original issue discount securities. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder of the original issue discount security upon acceleration will be determined in accordance with the prospectus supplement, the terms of the security and the indenture, but will be an amount less than the amount payable at the maturity of the principal of the original issue discount security.

        If the subordinated debt securities are issued with "original issue discount" within the meaning of the Internal Revenue Code of 1986, as amended, then a holder of those subordinated debt securities will be required under the Internal Revenue Code to include original issue discount in ordinary income for federal income tax purposes as it accrues, in accordance with a constant interest method that takes into account the compounding of interest, in advance of receipt of cash attributable to that income. Generally, the total amount of original issue discount on a subordinated debt security will be the excess of the stated redemption price at maturity of the security over the price at which the security is sold to the public. To the extent a holder of a subordinated debt security receives a payment (at the time of acceleration of maturity, for example) that represents payment of original issue discount already included by the holder in ordinary income or reflected in the holder's tax basis in the security, that holder generally will not be required to include the payment in income. The specific terms of any subordinated debt securities that are issued with original issue discount and the application of the original discount rules under the Internal Revenue Code to those securities will be described in a prospectus supplement for those securities.

Registration and Transfer

        Unless otherwise indicated in the applicable prospectus supplement, subordinated debt securities will be issued only as registered securities. Subordinated debt securities issued as registered securities will not have interest coupons.

        Registered securities (other than a global security) may be presented for transfer, with the form of transfer endorsed thereon duly executed, or exchanged for other subordinated debt securities of the same series at the office of the security registrar specified in the indenture. The indenture provides that, with respect to registered securities having The City of New York as a place of payment, we will appoint a security registrar or co-security registrar located in The City of New York for such transfer or exchange. Transfer or exchange will be made without service charge, but we may require payment of any taxes or other governmental charges.

Book-Entry Subordinated Debt Securities

        Subordinated debt securities of a series may be issued in whole or in part in the form of one or more global securities. Each global security will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or permanent form. Until exchanged in whole or in part for the individual securities which it represents, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or any nominee of the successor. The specific terms of the depositary arrangement for a series of subordinated debt securities will be described in the applicable prospectus supplement.

Payment and Paying Agents

        Unless otherwise indicated in an applicable prospectus supplement, payment of principal of and any premium and interest on registered securities will be made at the office of such paying agent or paying agents as we may designate from time to time. In addition, at our option, payment of any interest may be made by:

  •
  check mailed to the address of the person entitled to the payment at the address in the applicable security register; or

  •
  wire transfer to an account maintained by the person entitled to the payment as specified in the applicable security register.

        Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name the subordinated debt security is registered at the close of business on the regular record date for the payment.

Subordination

        The subordinated debt securities will be subordinated and junior in right of payment to some of our other indebtedness (which may include senior indebtedness for money borrowed) to the extent described in the applicable prospectus supplement. At December 31, 2012, we had no indebtedness that would be senior to any subordinated debt securities that we may issue.

Consolidation, Merger or Sale of Assets

        The indenture relating to the subordinated debt securities provides that we may, without the consent of the holders of any of the subordinated debt securities outstanding under the indenture,

consolidate with, merge into or transfer our assets substantially as an entirety to any person, provided that:

  •
  any successor assumes our obligations on the subordinated debt securities and under the indenture; and

  •
  after giving effect to the consolidation, merger, or transfer, no event of default (as defined in the indenture) will have happened and be continuing.

        Any consolidation, merger or transfer of assets substantially as an entirety, which meets the conditions described above, would not create an event of default which would entitle holders of the subordinated debt securities, or the trustee acting on their behalf, to take any of the actions described below under "—Events of Default, Waivers, Etc."

Leveraged and Other Transactions

        The indenture and the subordinated debt securities do not contain provisions which would protect holders of the subordinated debt securities in the event we engaged in a highly leveraged or other transaction which could adversely affect the holders of subordinated debt securities.

Modification of the Indenture

        The indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding subordinated debt securities of each affected series, modifications and alterations of the indenture may be made which affect the rights of the holders of the subordinated debt securities. However, no modification or alteration may be made without the consent of the holder of each subordinated debt security affected which would, among other things:

  •
  modify the terms of payment of principal of or any premium or interest on the subordinated debt securities;

  •
  adversely modify the subordination terms of the subordinated debt securities; or

  •
  reduce the percentage in principal amount of outstanding subordinated debt securities required to modify or alter the indenture.

Events of Default, Waivers, Etc.

        An "event of default" with respect to subordinated debt securities of any series is defined in the indenture to include:

  1.
  default in the payment of principal of or any premium on any of the outstanding subordinated debt securities of that series when due;

  2.
  default in the payment of interest on any of the outstanding subordinated debt securities of that series when due and continuance of such default for 30 days;

  3.
  default in the performance of any of our other covenants in the indenture with respect to the subordinated debt securities of that series and continuance of such default for 60 days after written notice;

  4.
  certain events of bankruptcy, insolvency or reorganization relating to us; and

  5.
  any other event that may be specified in a prospectus supplement with respect to any series of subordinated debt securities.

        If an event of default with respect to any series of outstanding subordinated debt securities occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding subordinated debt securities of that series may declare the principal amount (or with respect to original issue discount securities, the portion of the principal amount as may be specified in the terms of that series) of all subordinated debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of any series may waive an event of default resulting in acceleration of the subordinated debt securities, but only if all events of default with respect to subordinated debt securities of such series have been remedied and all payments due, other than those due as a result of acceleration, have been made.

        If an event of default occurs and is continuing, the trustee may, in its discretion, and at the written request of holders of not less than a majority in aggregate principal amount of the outstanding subordinated debt securities of any series and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the indenture will, proceed to protect the rights of the holders of all the subordinated debt securities of that series. Prior to acceleration of maturity of the outstanding subordinated debt securities of any series, the holders of a majority in aggregate principal amount of the subordinated debt securities may waive any past default under the indenture except a default in the payment of principal of or any premium or interest on the subordinated debt securities of that series.

        The indenture provides that upon the occurrence of an event of default specified in clauses (1) or (2) of the first paragraph in this subsection, we will, upon demand of the trustee, pay to it, for the benefit of the holders of any subordinated debt securities, the whole amount then due and payable on the affected subordinated debt securities for principal, premium, if any, and interest, if any. The indenture further provides that if we fail to pay such amount upon demand, the trustee may, among other things, institute a judicial proceeding for the collection of those amounts.

        The indenture also provides that notwithstanding any of its other provisions, the holder of any subordinated debt security of any series will have the right to institute suit for the enforcement of any payment of principal of or any premium or interest on the subordinated debt securities when due and that such right will not be impaired without the consent of that holder.

        We are required to file annually with the trustee a written statement of our officers as to the existence or non-existence of defaults under the indenture or the subordinated debt securities.

Satisfaction and Discharge

        The indenture provides, among other things, that when all subordinated debt securities not previously delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable at their stated maturity within one year, we may deposit with the trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the subordinated debt securities not previously delivered to the trustee for cancellation. Those funds will include all principal, premium, if any, and interest, if any, to the date of the deposit or to the stated maturity, as applicable. Upon such deposit, the indenture will cease to be of further effect except as to our obligations to pay all other sums due under the indenture and to provide the officers' certificates and opinions of counsel required under the indenture. At such time we will be deemed to have satisfied and discharged the indenture.

Governing Law

        The indenture and the subordinated debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

        Information concerning the trustee for a series of subordinated debt securities will be set forth in the prospectus supplement relating to that series of subordinated debt securities.

        We may have normal banking relationships with the trustee in the ordinary course of business.

DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital stock consists of 60,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. As of March 6, 2013, 35,066,954 shares of common stock and no shares of preferred stock were outstanding.

Common Stock

        Holders of our common stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of common stock are not entitled to cumulative voting rights. Therefore, holders of a majority of the shares voting for the election of directors can elect all the directors. Subject to the terms of any outstanding series of preferred stock, the holders of common stock are entitled to dividends in amounts and at times as may be declared by the board of directors out of funds legally available therefor. Upon our liquidation or dissolution, holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of preferred stock. Holders of common stock have no redemption, conversion, or preemptive rights.

Preferred Stock

        Our board of directors has the authority, without further action by our stockholders, to issue shares of undesignated preferred stock from time to time in one or more series and to fix the related number of shares and the designations, voting powers, preferences, optional and other special rights, and restrictions or qualifications of that preferred stock. The particular terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The rights, preferences, privileges and restrictions or qualifications of different series of preferred stock may differ from common stock and other series of preferred stock with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and other matters. The issuance of additional series of preferred stock could:

  •
  decrease the amount of earnings and assets available for distribution to holders of common stock;

  •
  adversely affect the rights and powers, including voting rights, of holders of common stock; and

  •
  have the effect of delaying, deferring, or preventing a change in control.

Depositary Shares

        We may issue fractional shares of preferred stock rather than full shares of preferred stock. If we exercise this option, we will issue receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the prospectus supplement relating to such depositary shares) of a share of a particular series of preferred stock.

        The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000.

Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all of the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion, and liquidation rights.

        The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. We will describe the material terms of the deposit agreement, the depositary shares and the depositary receipts in a prospectus supplement relating to the depositary shares. You should also refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

Anti-Takeover Effects of Delaware Law and Provisions of Our Charter and Bylaws

        Provisions of Delaware law, our amended and restated certificate of incorporation, and our amended and restated bylaws could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition would benefit our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage types of transactions that may involve our actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of us.

Delaware Anti-Takeover Statute.

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to exceptions, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  •
  Prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  On or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, with an "interested stockholder" being defined as a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an "interested stockholder," did own, 15% or more of the corporation's voting stock.

        In addition, certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may have an anti-takeover effect. These provisions may delay, defer, or prevent a tender offer or takeover attempt of our company that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. The following summarizes these provisions.

Election, Appointment and Removal of Directors.

        Our amended and restated bylaws and amended and restated certificate of incorporation include provisions classifying our board of directors into three classes with staggered three-year terms. Accordingly, only one third of our board of directors will be elected at each annual meeting. Only our board of directors is authorized to fill vacant directorships or increase the size of our board. Directors may only be removed for cause by holders of a majority of the shares entitled to vote at an election of directors.

Stockholder Action; Special Meeting of Stockholders.

        Our amended and restated certificate of incorporation eliminates the ability of stockholders to act by written consent. Our amended and restated bylaws provide that special meetings of our stockholders may be called only by our board of directors or by a committee of the board of directors that has been given the power to call special meetings by the board of the directors.

Advance Notice Requirements for Stockholders Proposals and Directors Nominations.

        Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide us with timely written notice of their proposal. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 days before the date in the current year that corresponds to the date of the previous year's annual meeting. If, however, no meeting was held in the prior year or the date of the annual meeting has been changed by more than 30 days from the date contemplated in the notice of annual meeting, notice by the stockholder in order to be timely must be received no later than the close of business on the tenth day following the day on which the date of the annual meeting is publicly announced. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized but Unissued Shares

        The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could also render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

        Our board of directors has no present intention to issue any new series of preferred stock; however, our board has the authority, without further stockholder approval, to issue one or more series of preferred stock that could, depending on the terms of the series, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. Although our board of directors is required to make any determination to issue such stock based on its judgment as to the best interest of our stockholders, our board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. Our board of directors does not intend to seek stockholder approval prior to any issuance of stock, unless otherwise required by law or the rules of the stock exchange on which our common stock is listed.

Transfer Agent

        The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services. Its address is P.O. Box 64856, St. Paul, Minnesota 55164-0856, and its telephone number for stockholder services is (800) 468-9716.

DESCRIPTION OF WARRANTS

Offered Warrants

        We may issue warrants that are debt warrants or equity warrants. We may offer warrants separately or together with one or more additional warrants or debt or equity securities or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants' expiration date.

  Debt Warrants

        We may issue, together with debt securities or separately, warrants for the purchase of debt securities on terms to be determined at the time of sale.

  Equity Warrants

        We may also issue, together with equity securities or separately, warrants to purchase, including warrant spreads, shares of our common or preferred stock on terms to be determined at the time of sale.

General Terms of Warrants

        The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants and warrant spreads:

  •
  the specific designation and aggregate number of, and the price at which we will issue, the warrants;

  •
  the currency with which the warrants may be purchased;

  •
  the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

  •
  whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any debt security included in that unit;

  •
  any applicable material United States federal income tax consequences;

  •
  the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars, determination agents or other agents;

  •
  the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

  •
  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

  •
  information with respect to book-entry procedures, if any;

  •
  the terms of the securities issuable upon exercise of the warrants;

  •
  the antidilution provisions of the warrants, if any;

  •
  any redemption or call provisions;

  •
  the exercise price and procedures for exercise of the warrants;

  •
  the terms of any warrant spread and the market price of our common stock which will trigger our obligation to issue shares of our common stock in settlement of a warrant spread;

  •
  whether the warrants are to be sold separately or with other securities as part of units; and

  •
  any other terms of the warrants.

Significant Provisions of the Warrant Agreements

        We will issue the warrants under one or more warrant agreements to be entered into between us and a bank or trust company, as warrant agent, in one or more series, which will be described in the prospectus supplement for the warrants. The following summaries of significant provisions of the warrant agreements and the warrants are not intended to be comprehensive, and holders of warrants should review the detailed description of the relevant warrant agreement included in any prospectus supplement.

  Modifications Without Consent of Warrantholders

        We and the warrant agent may amend the terms of the warrants and the warrant certificates without the consent of the holders to:

  •
  cure any ambiguity;

  •
  cure, correct or supplement any defective or inconsistent provision; or

  •
  amend the terms in any other manner which we may deem necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect.

  Enforceability of Rights of Warrantholders

        The warrant agents will act solely as our agents in connection with the warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of warrants. Any holder of warrant certificates and any beneficial owner of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise the warrants evidenced by the warrant certificates in the manner provided for in that series of warrants or pursuant to the applicable warrant agreement. No holder of any warrant certificate or beneficial owner of any warrants will be entitled to any of the rights of a holder of the debt securities or any other warrant property, if any, purchasable upon exercise of the warrants, including, without limitation, the right to receive the payments on those debt securities or other warrant property or to enforce any of the covenants or rights in the relevant indenture or any other similar agreement.

  Registration and Transfer of Warrants

        Subject to the terms of the applicable warrant agreement, warrants in registered, definitive form may be presented for exchange and for registration of transfer at the corporate trust office of the warrant agent for that series of warrants, or at any other office indicated in the prospectus supplement relating to that series of warrants, without service charge. However, the holder will be required to pay any taxes and other governmental charges as described in the warrant agreement. The transfer or exchange will be effected only if the warrant agent for the series of warrants is satisfied with the documents of title and identity of the person making the request.

  New York Law to Govern

        The warrants and each warrant agreement will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF UNITS

        We may issue units consisting of one or more warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

  •
  the terms of the units and of the warrants, debt securities, preferred stock or common stock, or combination thereof, comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

  •
  a description of the terms of any unit agreement governing the units; and

  •
  a description of the provisions for the payment, settlement, transfer, or exchange of the units.

PLAN OF DISTRIBUTION

        From time to time, we may sell the securities offered by this prospectus:

  •
  through underwriters or dealers;

  •
  through agents;

  •
  directly to purchasers; or

  •
  through a combination of any of these methods of sale.

This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement. Any underwriter, dealer or agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933.

        The applicable prospectus supplement relating to the securities will set forth:

  •
  their offering terms, including the name or names of any underwriters, dealers or agents;

  •
  the purchase price of the securities and the net proceeds we may receive from the sale;

  •
  any underwriting discounts, fees, commissions and other items constituting compensation to underwriters, dealers or agents;

  •
  any initial public offering price;

  •
  any discounts, commissions or concessions allowed or reallowed or paid by underwriters or dealers to other dealers; and

  •
  any securities exchanges on which the securities may be listed.

        If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions:

  •
  at a fixed price or prices which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters or dealers to purchase the offered securities will be subject to certain conditions precedent, and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

        Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

        If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the applicable prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

        Underwriters, dealers, and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution by us to payments which they may be required to make. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

        Each class or series of securities will be a new issue of securities with no established trading market, other than our common stock, which is listed on the NASDAQ Global Select Market. We may elect to list any other class or series of securities on any exchange, but are not obligated to do so. Any underwriters to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

LEGAL OPINIONS

        Faegre Baker Daniels LLP, Denver, Colorado, will issue an opinion about the legality of the securities offered under this prospectus. Any underwriters will be represented by their own legal counsel.

 EXPERTS

        The consolidated financial statements and schedule of The Spectranetics Corporation and its subsidiaries as of December 31, 2012 and for the year then ended, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements, and the related financial statement schedules, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K, and the effectiveness of our internal control over financial reporting have been audited by EKS&H LLLP, an independent registered accounting firm, for the years ended December 31, 2010 and 2011, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments, supplements, schedules and exhibits to the registration statement, referred to as the registration statement) that we have filed with the SEC under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus does not contain all the information which is in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the SEC. We refer you to the registration statement for further information about our company and the securities offered by this prospectus. Statements contained in this prospectus concerning the provisions of documents are not necessarily complete, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

        We also file annual, quarterly, and special reports, proxy statements and other information with the SEC. You can inspect and copy the registration statement and the reports and other information we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You can obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website which provides online access to reports, proxy and information statements, and other information regarding companies that file electronically with the SEC at the address http://www.sec.gov.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with them, which means we can disclose important business and financial information about us to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information included directly in this prospectus and any prospectus supplement. Information that we file later with the SEC will also automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below that we previously filed with the SEC (SEC File No. 000-19711) and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than any portions of such filings that are furnished rather than filed under applicable SEC rules) until the termination of the offering made under this prospectus:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

  •
  Our Current Reports on Form 8-K filed on January 7, 2013, January 11, 2013, February 21, 2013, and March 8, 2013; and

  •
  The description of our common stock contained in our registration statement on Form 8-A, declared effective by the Commission on December 5, 1991, including any amendment or report filed before or after the date of this prospectus for the purpose of updating the description.

        These filings have not been included in or delivered with this prospectus. We will provide to each person, including any beneficial owner to whom this prospectus is delivered, a copy of any or all information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may obtain a copy of these filings, at no cost, from our Internet website (www.spnc.com) or by writing or telephoning us at the following address:

The Spectranetics Corporation
9965 Federal Drive
Colorado Springs, Colorado 80921
Attention: Corporate Secretary
(719) 633-8333

4,750,000 shares

Common stock

Prospectus Supplement

J.P. Morgan	Piper Jaffray
Canaccord Genuity	Stifel

April      , 2013